Exhibit 10.3

$700,000,000
CREDIT AGREEMENT
dated as of
July 15, 2013
among
IHS INC.,
as Guarantor

IHS GLOBAL INC.,
as Borrower

The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
BANK OF AMERICA, N.A.,
as Syndication Agent
___________________________
J.P. MORGAN SECURITIES LLC
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Joint Bookrunners and Joint Lead Arrangers

TABLE OF CONTENTS, Page i of i

TABLE OF CONTENTS, Page ii of ii

TABLE OF CONTENTS, Page iii of iii

TABLE OF CONTENTS, Page iv of iv

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:
Schedule 1.01	–	Guarantors
Schedule 2.01	–	Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 3.12	–	Material Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Investments
Schedule 6.09	–	Existing Restrictions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Guaranty Agreement
Exhibit D	–	Form of Borrowing Request
Exhibit E	–	Form of Interest Election Request

LIST OF SCHEDULES AND EXHIBITS, Solo Page

CREDIT AGREEMENT dated as of July 15, 2013, among:
(a)    IHS INC., a Delaware corporation (“IHS”);
(b)    IHS GLOBAL INC., a Delaware corporation (the "Borrower");
(c)    the Lenders party hereto; and
(d)    JPMORGAN CHASE BANK, N.A. as Administrative Agent.
The parties hereto agree as follows:

ARTICLE I.
Definitions
Section 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2011 Credit Agreement” means (i) the Credit Agreement dated as of January 5, 2011 among IHS, certain Subsidiaries of IHS as borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as amended, supplemented or otherwise modified from time to time in accordance with Section 6.11 and (ii) any extension, renewal or replacement thereof permitted by Section 6.01(i).
“2011 Guarantee Requirement" means the requirement that IHS cause its Domestic Subsidiaries to Guarantee the “Obligations” (as defined in the 2011 Credit Agreement) pursuant to clause (a) or (b) of Section 5.09 of the 2011 Credit Agreement.
“2012 Credit Agreement” means (i) the Credit Agreement dated as of August 29, 2012 among IHS, the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended, supplemented or otherwise modified from time to time in accordance with Section 6.11 and (ii) any extension, renewal or replacement thereof permitted by Section 6.01(i).
"ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition” means the acquisition of Polk pursuant to the Acquisition Agreement.
“Acquisition Agreement” means the Stock Purchase Agreement dated as of June 8, 2013 among IHS and the sellers named therein, as amended, supplemented or otherwise modified from time to time.
"Acquisition Threshold" has the meaning set forth in Section 7.02.
"Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing (which must be denominated in Dollars) for any Interest Period or with respect to the determination of the Alternate Base Rate, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the

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Eurodollar Base Rate for such Interest Period or, with respect to the determination of the Alternate Base Rate, for a one month interest period multiplied by (b) the Statutory Reserve Rate.
"Administrative Agent" means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder. JPMorgan Chase Bank, N.A. may, in its discretion, arrange for one or more its domestic or foreign branches or Affiliates to perform its obligations as the Administrative Agent hereunder and in such event, the term "Administrative Agent" shall include any such branch or Affiliate with respect to such obligations.
"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.
"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
"Applicable Rate" means, for any day with respect to any ABR Loan or Eurodollar Loan, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread" or "Eurodollar Spread", as the case may be, based upon the Leverage Ratio as of the most recent determination date:

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Leverage Ratio	Eurodollar Spread	ABR Spread
Category 1 ≥ 3.00 to 1.00	2.25%	1.25%
Category 2 < 3.00 to 1.00 and ≥ 2.50 to 1.00	1.75%	0.75%
Category 3 < 2.50 to 1.00 and ≥ 2.00 to 1.00	1.50%	0.50%
Category 4 < 2.00 to 1.00 and ≥ 1.50 to 1.00	1.25%	0.25%
Category 5 < 1.50 to 1.00 and ≥ 1.00 to 1.00	1.125%	0.125%
Category 6 < 1.00 to 1.00	1.00%	0.00%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each of IHS's fiscal quarters based upon the consolidated financial statements delivered pursuant to Section 5.01(a) or (b); provided that until the delivery to the Administrative Agent pursuant to Section 5.01 of IHS's consolidated financial information for the fiscal quarter of IHS ending August 31, 2013, the "Applicable Rate" shall be the applicable rate per annum set forth in the table above opposite Category 1 and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change. If it is ever subsequently determined that such financial statements did not accurately report as of the date of such financial statements the information necessary to determine the Leverage Ratio and as a result thereof the Leverage Ratio utilized to determine the Applicable Rates was not correct and resulted in the Applicable Rates being otherwise lower than they should have been if the Leverage Ratio was accurately determined, the Borrower shall pay to the Administrative Agent the amount that would have been due under the terms hereof if the Leverage Ratio was calculated correctly. A certificate of the Administrative Agent setting forth the amount or amounts (including a reasonably detailed calculation thereof) of any such difference shall be delivered to the Borrower Representative and the Borrower shall pay the Administrative Agent the amount shown as due on any such certificate within 30 days after receipt thereof.
Notwithstanding the foregoing, if IHS has notified the Administrative Agent that an Acquisition Threshold has been achieved and has elected a Trigger Quarter, then the Applicable Rate shall be automatically increased to the percentages set forth below beginning as of the first day of such election by IHS and continuing until the first date thereafter when the Borrower delivers to the Administrative Agent the consolidated financial

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statements pursuant to Section 5.01(a) or (b) hereof and the corresponding compliance certificate pursuant to Section 5.01(c) hereof evidencing that the Borrower has a Leverage Ratio of less than or equal to 3.00 to 1.00 for a fiscal quarter.

Eurodollar Spread	ABR Spread
2.25%	1.25%

"Approved Fund" has the meaning assigned to such term in Section 10.04.
"Assignment and Assumption" means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Audited Financial Statements” means the audited consolidated balance sheets of IHS and its Subsidiaries for their 2010, 2011 and 2012 fiscal years and Polk and its Subsidiaries for their 2011, 2012 and 2013 fiscal years, and the related consolidated statements of income, stockholders’ equity and cash flows of IHS and its Subsidiaries and Polk and its Subsidiaries, and the notes thereto.
"Board" means the Board of Governors of the Federal Reserve System of the United States of America.
"Borrower" has the meaning assigned to such term in the first paragraph hereof.
"Borrower Representative" means IHS, in its capacity as contractual representative of the Borrower pursuant to Section 2.25.
"Borrowing" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
"Borrowing Request" means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03.
"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Dallas, Texas are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
"Canadian Pension Plan" means a defined benefit pension plan registered under the Pension Benefits Act (Ontario), or covered by other Canadian or provincial pension legislation including the Income Tax Act (Canada), or a Canadian registered pension plan which any Loan Party sponsors, maintains or to which it makes, is making or is obligated to make contributions or has made contributions at any time during the immediately preceding five (5) plan years.
"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or

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a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
"Change in Control" means (a) the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Effective Date, by any Person or group (within the meaning of Rule 13d-3 of the Securities Exchange Commission under the Securities Exchange Act of 1934, as then in effect), other than the Current Holder Group, of shares representing more than thirty-three percent (33%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of IHS; (b) if IHS shall cease to own, directly or indirectly, one hundred percent (100%) of the record and beneficial ownership of the Borrower (unless the Borrower is merged out of existence pursuant to Section 6.03 hereof); (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of IHS by Persons who were neither (i) nominated by the board of directors of IHS nor (ii) approved or appointed by directors so nominated; or (d) the occurrence of a change of control, or other similar provision, as defined in any agreement governing Material Indebtedness.
"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement (including any law, rule or regulations currently under contemplation as of the date of this Agreement), (b) any change in any law, rule or regulation or in the interpretation, application or implementation thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. The Dodd Frank Wall Street Reform and Consumer Protection Act, any Basel Capital Accord issued by the Basel Committee on Banking Supervision, and all requests, rules, guidelines, and directives promulgated under any of the foregoing shall be deemed to be a "Change in Law", regardless of the date enacted, adopted or implemented.
"Code" means the Internal Revenue Code of 1986, as amended from time to time.
"Commitment" means, with respect to each Lender, the commitment of such Lender to make a Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments on the Effective Date is $700,000,000.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise Voting Power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

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"Consolidated" means the resultant consolidation of the financial statements of IHS and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the most recent consolidated financial statements referred to in Section 3.04 hereof.
"Consolidated Depreciation and Amortization Charges" means, for any period, the aggregate of all depreciation and amortization charges including but not limited to those relating to fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of IHS for such period, as determined on a Consolidated basis and in accordance with GAAP.
"Consolidated EBITDA" means, for any period, as determined on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period:
(a)    plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, (iv) non-cash charges or expenses in connection with options, restricted stock, restricted stock units or other equity level awards under any IHS incentive plan, (v) cash non-recurring acquisition or restructuring charges or expenses related to employee severance or facilities consolidation and acquisition related transactions expenses provided that for any period of calculation, the aggregate amount added back under this clause (v) shall not comprise more than 10% of the Consolidated EBITDA for such period, and (vi) non-cash losses or charges (including charges incurred pursuant to the refinancing of the credit facility in effect prior to this Agreement) that are unusual or non-recurring,
(b)    minus extraordinary or unusual one time gains;
provided that, for purposes of calculating the Leverage Ratio and any Pro Forma calculation, Consolidated EBITDA shall include the consolidated earnings before interest, taxes, depreciation and amortization of any Target who was acquired or whose assets were acquired during such period as calculated for the period prior to the acquisition on a basis which is in compliance with the requirements of Article 11 of Regulation S-X of the Securities and Exchange Commission and to:
(x)    add back thereto the sum of the following: (A) non-cash charges or expenses in connection with options, restricted stock, restricted stock units or other equity level awards under any employee incentive plan; (B) cash non-recurring acquisition or restructuring charges or expenses related to employee severance or facilities consolidation and acquisition related transactions expenses provided that for any period of calculation, the aggregate amount added back under this clause (B) shall not comprise more than 10% of the total consolidated earnings before interest, taxes, depreciation and amortization of the Target for such period, and (C) non-cash losses or charges that are unusual or non-recurring;
(y)    subtract therefrom extraordinary or unusual one time gains.
Notwithstanding the foregoing, Consolidated EBITDA for the fiscal quarter ended (a) August 31, 2012 shall be deemed to be $148,847,866, (b) November 30, 2012 shall be deemed to be $154,897,370, (c) February 28, 2013 shall be deemed to be $149,701,477 and (d) May 31, 2013 shall be deemed to be $165,354,516.

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"Consolidated Funded Indebtedness" means, at any date, all Indebtedness (other than net obligations under any Hedge Agreement), including, but not limited to, current, long-term and Subordinated Indebtedness, if any, of IHS, as determined on a Consolidated basis and in accordance with GAAP.
"Consolidated Income Tax Expense" means, for any period, all provisions for taxes paid or payable based on the gross or net income of IHS (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of IHS, as determined on a Consolidated basis and in accordance with GAAP.
"Consolidated Interest Expense" means, for any period, the interest expense of IHS for such period, as determined on a Consolidated basis and in accordance with GAAP.
"Consolidated Net Earnings" means, for any period, the net income (loss) of IHS for such period, as determined on a Consolidated basis and in accordance with GAAP excluding therefrom however, to the extent otherwise included therein: (a) the income (or loss) of any Person (other than a Subsidiary) in which IHS or a Subsidiary has an ownership interest to the extent recorded separately on the financial statements of IHS as income from equity investments; provided, however, that (i) Consolidated Net Earnings shall include amounts in respect of such income when actually received in cash by IHS or such Subsidiary in the form of dividends or similar distributions and (ii) Consolidated Net Earnings shall be reduced by the aggregate amount of all investments, regardless of the form thereof, made by IHS or any Subsidiary in such Person for the purpose of funding any deficit or loss of such Person and (b) the income of any Subsidiary to the extent the payment of such income in the form of a distribution or repayment of any Indebtedness to IHS or a Subsidiary is not permitted on account of any restriction in by-laws, articles of incorporation or similar governing document or any agreement applicable to such Subsidiary.
"Contract Rate" has the meaning assigned to such term in Section 10.13(a).
“Credit Agreement Pari Passu Indebtedness” means any Indebtedness existing under (a) the 2011 Credit Agreement or (b) the 2012 Credit Agreement; in each case which ranks pari passu in right of payment with the Loans.
"Credit Parties" means the Administrative Agent, each Lender and each Affiliate of a Lender that is owed any of the Obligations.
"Current Holder Group" shall mean (a) TB Continuity II Trust, a trust formed under the laws of the Cayman Islands (the "Trust"), and (b) other Persons that are wholly-owned, directly or indirectly, by the Trust.
"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
"Defaulting Lender" means any Lender that has: (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower Representative, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend generally to comply with its funding obligations under this Agreement or under other agreements

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in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, as determined by the Administrative Agent in good faith, or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. The fact that a Lender is owned or controlled by a Governmental Authority in and of itself will not make such Lender a "Defaulting Lender" hereunder unless such ownership is a result of a proceeding of the type described in clause (e).
"Disclosed Matters" means all the matters disclosed on Schedule 3.06.
"Dollars" or "$" refers to lawful currency of the United States of America.
"Domestic Subsidiary" means any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia.
"Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).
"Election Date" has the meaning assigned to such term in Section 7.02.
"Elevated Leverage Period" has the meaning assigned to such term in Section 7.02.
"Environmental Laws" means all laws, rules, regulations, codes, ordinances, directives, policies, guidelines, permits, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of IHS or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Equity Interests" means shares of the capital stock, partnership interests, membership interest in a limited liability company or unlimited liability company, beneficial interests in a trust or other equity interests or any warrants, options or other rights to acquire such interests.

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"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with IHS, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the failure with respect to any Plan to satisfy its “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by IHS or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by IHS or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by IHS or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) any Plan is determined, or expected to be determined, to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or (h) the receipt by IHS or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from IHS or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA.
"Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate but not including any Loan or Borrowing bearing interest at a rate determined by reference to clause (c) of the definition of the term "Alternate Base Rate".
“Eurodollar Base Rate” means, with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Base Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period

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and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.
"Event of Default" has the meaning assigned to such term in Section 8.01.
“Excluded Swap Obligation” means, with respect to any Guarantor (other than the Borrower), (a) any Swap Obligation in respect of a Swap if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.
"Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower Representative under Section 2.19(b)), any U.S. Federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from an applicable Loan Party with respect to such withholding Tax pursuant to Section 2.17(a) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a

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Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of IHS.
"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than the jurisdiction in which the Borrower is located. For purposes of this definition, the United States of America, any State thereof and the District of Columbia shall be deemed to be one jurisdiction.
"Foreign Plan" means any employee benefit plan or arrangement (a) maintained or contributed to by Foreign Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Loan Party, and includes Canadian Pension Plans.
"Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.
"Fully Satisfied" or "Full Satisfaction" means, as of any date, that on or before such date
(a)    with respect to the Loan Obligations: (i) the principal of and interest accrued to such date on the Loan Obligations shall have been paid in full in cash, (ii) all fees, expenses and other amounts which constitute Loan Obligations shall have been paid in full in cash; and (iii) the Commitments shall have expired or irrevocably been terminated; and
(b)    with respect to the Hedge Obligations: (i) all termination payments, fees, expenses and other amounts which constitute Hedge Obligations shall have been paid in full in cash and (ii) no Credit Party shall have any further liability arising under the related Hedging Agreement.
"GAAP" means generally accepted accounting principles in the United States of America.
"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and any group or body charged with setting financial accounting or regulatory capital rules or standards (including without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation (including any obligations under an operating lease) of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner

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of such Indebtedness or other obligation (including any obligations under an operating lease) of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
"Guarantor" means IHS and each Domestic Subsidiary designated a "Guarantor" on Schedule 1.01 hereto and each other Domestic Subsidiary that becomes a party to the Guaranty Agreement pursuant to Section 5.09. For the avoidance of doubt, any Domestic Subsidiary that is a borrower or guarantor under the 2011 Credit Agreement or the 2012 Credit Agreement shall be a Guarantor hereunder.
"Guaranty Agreement" means the Guaranty Agreement of the Guarantors in substantially the form of Exhibit C hereto.
"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
"Hedge Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of IHS or the Subsidiaries shall be a Hedge Agreement.
"Hedge Obligations" means all obligations, indebtedness, and liabilities of IHS or any Domestic Subsidiaries, or any one of them, to any Lender or any Affiliate of any Lender, arising pursuant to any Hedge Agreements entered into by such Lender or Affiliate with IHS or any Domestic Subsidiaries, or any one of them, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, all fees, costs, and expenses (including attorneys' fees and expenses) provided for in such Hedge Agreements.
"IHS" has the meaning assigned to such term in the first paragraph hereof.
"Immaterial Subsidiary" means, as determined as of any date, a Subsidiary that has revenue as determined as of such date for the most recently completed four fiscal quarter period of less than 10% of IHS's consolidated revenue for such period.
"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid; (d) all obligations of such Person under conditional sale or other title retention

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agreements relating to property acquired by such Person; (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and past due accounts payable being contested in accordance with Section 5.04, in each case, incurred in the ordinary course of business); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (g) all Guarantees by such Person of items described in clauses (a)-(f) and (h)-(n) of this definition; (h) all Capital Lease Obligations of such Person; (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances; (k) all obligations of such Person in respect of mandatory redemption or mandatory dividend rights on Equity Interests but excluding dividends payable solely in additional Equity Interests; (1) all obligations of such Person for the deferred payment of the purchase price for an acquisition permitted hereby or an acquisition consummated prior to the date hereof; (m) all obligations of such Person under any Hedging Agreement; and (n) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which lease is required or is permitted to be classified and accounted for as an operating lease under GAAP but which is intended by the parties thereto for tax, bankruptcy, regulatory, commercial law, real estate law and all other purposes as a financing arrangement. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of the obligations of IHS or any Subsidiary in respect of any Hedging Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that IHS or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP.
"Indemnified Taxes" means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
"Indemnitee" has the meaning assigned to such term in Section 10.03(b).
"Information Memorandum" means the Confidential Information Memorandum dated June 2013 relating to IHS, the Subsidiaries and the Transactions.
"Interest Coverage Ratio" means, as determined for the most recently completed four fiscal quarters of IHS, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.
"Interest Election Request" means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.07.
"Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each February, May, August and November and (b) with respect to any Eurodollar Loan, the last day of the Interest Period

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applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.
"Interest Period" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Joint Bookrunners” means, individually or collectively, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacity as joint bookrunners, and each of their successors in such capacity.
“Lead Arrangers” means, individually or collectively, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacity as lead arrangers, and each of their successors in such capacity.
"Lenders" means (a) for all purposes, the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise and (b) for purposes of the definitions of "Hedge Obligations" and "Credit Parties" only, shall include any Person who was a Lender at the time a Hedge Agreement was entered into by one or more of the Loan Parties, even though, at a later time of determination, such Person no longer holds any Commitments or Loans hereunder. A Lender may, in its discretion, arrange for one or more Loans to be made by one or more of its domestic or foreign branches or Affiliates, in which case the term "Lender" shall include any such branch or Affiliate with respect to Loans made by such Person.
"Leverage Ratio" means, on any date, the ratio of Consolidated Funded Indebtedness as of such date to Consolidated EBITDA for the four (4) fiscal quarters then ended or then most recently ended.
"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

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"Loan Documents" means this Agreement, the notes executed pursuant to Section 2.09 (if any), the Guaranty Agreement and all other certificates, agreements and other documentation now or hereafter executed and/or delivered pursuant to or in connection with the foregoing.
"Loan Obligations" means all obligations, indebtedness, and liabilities of IHS or any Subsidiaries, or any one of them, to the Administrative Agent and the Lenders arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of IHS or any Subsidiaries to repay the Loans, interest on the Loans, and all fees, costs, and expenses (including attorneys' fees and expenses) provided for in the Loan Documents.
"Loan Parties" means IHS, the Borrower and the Subsidiary Loan Parties.
"Loans" means the loans or advances made by the Lenders to the Borrower pursuant to this Agreement.
"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of IHS and the Subsidiaries taken as a whole, (b) the validity or enforceability of any Loan Document or (c) the rights of or remedies available to the Administrative Agent or the Lenders under any Loan Document.
"Material Indebtedness" means Indebtedness (other than the Loans but including, without limitation, obligations in respect of one or more Hedge Agreements) of IHS and its Subsidiaries in an aggregate principal amount exceeding $25,000,000.
"Material Subsidiary" means any Subsidiary that is not an Immaterial Subsidiary.
"Maturity Date" means July 15, 2018.
"Maximum Rate" has the meaning assigned to such term in Section 10.13(a).
"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
"Net Proceeds" means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non‑cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out‑of‑pocket expenses paid by IHS and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by IHS and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by IHS and the Subsidiaries, and the amount of any reserves established by IHS and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year

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and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of IHS).
“Non-Consenting Lender” has the meaning assigned to such term in Section 10.02(c).
"Non-Loan Party" means any Subsidiary that is not a Loan Party.
"Non-Loan Party Amount" has the meaning assigned to such term in Section 6.01(c).
"Obligations" means all Loan Obligations and the Hedge Obligations.
"OFAC" has the meaning assigned to such term in Section 3.20.
"Other Taxes" means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
"Participant" has the meaning assigned to such term in Section 10.04.
"Participant Register" has the meaning assigned to such term in Section 10.04.
"Patriot Act" has the meaning assigned to such term in Section 3.20.
"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
"Permitted Encumbrances" means:
(a)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)    carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 8.01;
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not

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materially detract from the value of the affected property or interfere with the ordinary conduct of business of IHS or any Subsidiary;
(g)    Liens arising from filing UCC financing statements regarding leases permitted by this Agreement;
(h)    leases or subleases entered into by IHS or a Subsidiary in good faith with respect to its property not used in its business and which do not materially interfere with the ordinary conduct of business of IHS or any Subsidiary;
(i)    statutory and common law landlords' liens under leases to which IHS or one of the Subsidiaries is a party; and
(j)    customary Liens (including the right of set-off) in favor of banking institutions encumbering deposits held by such banking institutions incurred in the ordinary course of business;
provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.
"Permitted Non-Loan Party Amount" has the meaning set forth in Section 6.01(c).
"Person" means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.
"Polk" means R. L. Polk & Co., a Delaware corporation.
"Prepayment Event" means:
(a)    any sale, transfer or other voluntary disposition (including pursuant to a sale and leaseback transaction) of any property or asset of IHS or any Subsidiary, other than dispositions permitted by Section 6.05;
(b)    the incurrence by IHS or any Subsidiary of any Indebtedness other than Indebtedness incurred under the permissions of Section 6.01; and
(c)    the issuance by IHS of any Equity Interests (other than (i) Equity Interests issued as compensation to employees, directors or contractors and (ii) Equity Interests issued to finance any investment permitted by Section 6.04(h) or (i) or Section 6.07(a)).
“Prepayment Percentage” means on any date with respect to a Prepayment Event the percentage equivalent of a fraction, the numerator of which is the aggregate principal amount of the Loans outstanding on such date and the denominator of which is the sum of (i) the aggregate principal amount of the Loans outstanding on such date and (ii) the aggregate principal amount of term loans outstanding under each of the 2011 Credit Agreement and the 2012 Credit Agreement which requires a prepayment of such term loans upon the occurrence of such Prepayment Event.

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"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
"Principal Repayment Date" has the meaning assigned to such term in Section 2.10(a).
"Pro Forma" means, in reference to any financial calculation hereunder and the proposed transaction requiring such calculation, that such calculation for the applicable period is made on a basis acceptable to the Administrative Agent and: (a) assuming the consummation of the transaction in question, (b) assuming that the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period, (c) to the extent such Indebtedness bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation, and (d) including in Consolidated EBITDA as provided in the definition thereof, the consolidated earnings before interest, taxes, depreciation and amortization of the Target for the period prior to the acquisition on a basis which is in compliance with the requirements of Article 11 of Regulation S-X of the Securities and Exchange Commission and the adjustments provided in clauses (x) and (y) of the definition of Consolidated EBITDA.
“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(c).
“Proposed Change” has the meaning assigned to such term in Section 10.02(c).
“Qualified ECP Guarantor” means in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
"Register" has the meaning assigned to such term in Section 10.04.
"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.
"Required Lenders" means, at any time, Lenders having Loans representing more than 50% of the sum of the outstanding Loans at such time.
"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests issued by IHS or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests.
“Specified Representations” means (a) the representations made by, or on behalf of, Polk in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to IHS’s (or its Affiliates’) obligations to close under the Acquisition Agreement or IHS has the right to terminate its obligations under the Acquisition Agreement as a result of

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a breach of such representations in the Acquisition Agreement, and (b) the representations and warranties of IHS set forth in Sections 3.01, 3.02, 3.03 (but only with respect to the violation of the charter, by-laws or other organizational or constitutional documents of the Loan Parties), 3.08, 3.15, 3.16, 3.18 and 3.20.
"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which a Lender is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
"Subordinated" means, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Administrative Agent and the Required Lenders) in favor of the prior payment in full of the Loan Obligations.
"subsidiary" means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by a Person or by one or more other subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (b) a partnership, limited liability company or unlimited liability company of which a Person, one or more other subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which the applicable Person, one or more other subsidiaries of such applicable Person or such applicable Person and one or more subsidiaries of such applicable Person, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.
"Subsidiary" means any subsidiary of IHS.
"Subsidiary Loan Party" means any Subsidiary of IHS that is party hereto or to any other Loan Document.
“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Target” means a Person who is to be acquired or whose assets are to be acquired in a transaction permitted hereby.

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"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
"Transactions" means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of proceeds thereof and the Acquisition.
"Trigger Quarter" has the meaning assigned to such term in Section 7.02.
"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar or the Alternate Base Rate.
"Voting Power" means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.
"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a "Eurodollar Loan"). Borrowings also may be classified and referred to by Type (e.g., a "Eurodollar Borrowing").
Section 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to

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time; provided that, if IHS notifies the Administrative Agent that it requests an amendment to any provision hereof to preserve the original intent thereof and to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies IHS that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The Loan Parties shall not be required to pay to any Credit Party any fees in connection with any amendment, the sole purposes of which is to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof, other than fees and expenses contemplated by Section 10.03(a).
ARTICLE II.

The Credits
Section 2.01.    Commitments. Subject to the terms and conditions set forth herein each Lender agrees to make an advance in Dollars to the Borrower on the Effective Date in a principal amount equal to its Commitment. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.
Section 2.02.    Loans and Borrowings.
(a)    Loans Made Ratably. Each Loan shall be made as part of a Borrowing made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.
(b)    Initial Type of Loans. Subject to Section 2.07 and 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless IHS shall have delivered to the Administrative Agent an agreement that it will be bound by the provisions of Section 2.16 notwithstanding that this Agreement might not then be effective at least three Business Days prior to the Effective Date. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    Minimum Amounts; Limitation on Eurodollar Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000.
(d)    Limitation on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue,

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any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03.    Requests for Borrowings. To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Chicago, Illinois time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Chicago, Illinois time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or other electronic transmission approved by the Administrative Agent of a written Borrowing Request in the form attached hereto as Exhibit D or in such other form as may be approved by the Administrative Agent, signed by the Borrower Representative and delivered to the Administrative Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Sections 2.02 and 2.07:
(i)    The aggregate amount of such Borrowing;
(ii)    The date of such Borrowing, which shall be a Business Day;
(iii)    Whether such Borrowing is to be a ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and
(v)    the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower Representative shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
Section 2.04.    [Reserved].
Section 2.05.    [Reserved].
Section 2.06.    Funding of Borrowings.
(a)    By Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars by 12:00 noon, Chicago, Illinois time to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of IHS maintained with the Administrative Agent or

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by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the Borrower Representative in the Borrowing Request.
(b)    Fundings Assumed Made. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in the Borrowing. If both the Borrower and the applicable Lender makes the payment required under this clause, the Administrative Agent shall return to the Borrower that amount it paid hereunder if no Default exists.
Section 2.07.    Interest Elections.
(a)    Conversion and Continuation. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    Delivery of Interest Election Request. To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Representative was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or other electronic transmission approved by the Administrative Agent of a written Interest Election Request in the form of Exhibit E hereto, signed by the Borrower Representative and delivered to the Administrative Agent.

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(c)    Contents of Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (f) of this Section:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.
(d)    Notice to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(e)    Automatic Conversion. If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month.
(f)    Limitations on Election. Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto. A Borrowing may not be made, converted to or continued as a Eurodollar Borrowing if after giving effect thereto (i) the Interest Period therefor would commence before and end after a date on which any principal of the Loans is scheduled to be repaid and (ii) the sum of the aggregate principal amount of outstanding Eurodollar Borrowings with Interest Periods ending on or prior to such scheduled repayment date plus the aggregate principal amount of outstanding ABR Borrowings would be less than the aggregate principal amount of Loans required to be repaid on such scheduled repayment date.
Section 2.08.    Termination and Reduction of Commitments.

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(a)    Termination Date. Unless previously terminated, the Commitments shall terminate at 5:00 p.m., Chicago, Illinois time, on the Effective Date.
(b)    Optional Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000.
(c)    Notice of Termination or Reduction. The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
Section 2.09.    Repayment of Loans; Evidence of Debt.
(a)    Promise to Pay. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Section 2.10.
(b)    Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    Administrative Agent Records. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.
(d)    Prima Facie Evidence. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Request for a Note. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to

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Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.10.    Amortization of Loans.
(a)    Original Amortization. IHS shall repay the Loans on each date set forth below (each a "Principal Repayment Date") in the aggregate principal amount set forth opposite such date:

Date	Amount
August 31, 2014	$25,000,000
November 30, 2014	$25,000,000
February 28, 2015	$25,000,000
May 31, 2015	$25,000,000
August 31, 2015	$25,000,000
November 30, 2015	$25,000,000
February 29, 2016	$25,000,000
May 31, 2016	$25,000,000
August 31, 2016	$25,000,000
November 30, 2016	$25,000,000
February 28, 2017	$25,000,000
May 31, 2017	$25,000,000
August 31, 2017	$25,000,000
November 30, 2017	$25,000,000
February 28, 2018	$25,000,000
May 31, 2018	$25,000,000
Maturity Date	$300,000,000

(b)    Maturity Date. To the extent not previously paid, all Loans shall be due and payable on the Maturity Date.
Section 2.11.    Prepayment of Loans.
(a)    Optional Prepayment. The Borrower shall have the right at any time and from time to time to prepay any of its Borrowings in whole or in part, without prepayment penalty or premium subject to the requirements of this Section and Section 2.16.
(b)    Mandatory Prepayments from Net Proceeds of Prepayment Event. In the event and on each occasion that any Net Proceeds are received by or on behalf of IHS or any Subsidiary in respect of a Prepayment Event (i) set forth in clause (a) or (b) of such definition, IHS shall, within three Business Days after such Net Proceeds are received, prepay Borrowings in an aggregate amount equal to the Prepayment Percentage of such Net Proceeds and (ii) set forth in clause (c) of such definition, IHS shall, within three Business Days after such Net Proceeds are received, prepay Borrowings or term borrowings under the 2011 Credit Agreement and/or the 2012 Credit Agreement in an aggregate amount equal to such Net Proceeds (and among Borrowings and/or such term borrowings as IHS elects).
(c)    Selection of Borrowing to be Prepaid. Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower Representative shall select the Borrowing or Borrowings

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to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.
(d)    Notice of Prepayment; Application of Prepayments. The Borrower Representative shall notify the Administrative Agent by telephone (confirmed by telecopy or other electronic transmission approved by the Administrative Agent) or by electronic transmission approved by the Administrative Agent of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Chicago, Illinois time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Chicago, Illinois time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, a notice of optional prepayment delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. Optional prepayments of the Loans will be applied to the installments due thereunder in the order of maturity. Mandatory prepayments of the Loans will be applied to the installments due thereunder in the inverse order of maturity.
Section 2.12.    Fees.
(a)    Agent Fees. IHS agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between IHS and the Administrative Agent.
(b)    Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.
Section 2.13.    Interest.
(a)    ABR Borrowings. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    Eurodollar Borrowings. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at

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stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.
(d)    Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Interest in all cases shall be calculated and payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.14.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, telecopy or other electronic transmission approved by the Administrative Agent as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of the affected type shall be ineffective and (ii) if any Borrowing Request requests a Borrowing of the affected type, such Borrowing shall at the Borrower's option, either not be made or be made as an ABR Borrowing.
Section 2.15.    Increased Costs.

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(a)    Change In Law. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, or any other acquisition of funds by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
(ii)    impose on any Lender or the applicable interbank market used to determine the Adjusted LIBO Rate any other condition affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then IHS will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Adequacy. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy and liquidity), then from time to time IHS will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.
(c)    Delivery of Certificate. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. IHS shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Limitation on Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such right to demand such compensation; provided that IHS shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the

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date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(e) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or Section 10.02(c), then, in any such event, IHS shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the applicable market utilized to determine the Adjusted LIBO Rate. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. IHS shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.17.    Taxes.
(a)    Gross Up. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if a Loan Party shall be required to deduct any Taxes from such payments, then (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    Payment of Other Taxes. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Tax Indemnification.
(i)    The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The affected

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Lender or the Administrative Agent, as the case may be, shall provide reasonable assistance to the Borrower, at the Borrower’s expense, if the Borrower determines that any Indemnified Taxes were incorrectly or illegally imposed and the Borrower determines to contest such Indemnified Taxes.
(ii)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c)(i) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c)(ii).
(d)    Receipts. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    (i) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation (if any) prescribed by applicable law or reasonably requested by the Borrower Representative as will permit such payments to be made without withholding or at a reduced rate.
(ii) FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (e)(ii), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

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(f)    Refund. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes (including by virtue of a credit against or offset of such Taxes, other than a credit or offset resulting from a payment of such Taxes by a Loan Party) as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the applicable Loan Party under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the applicable Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.
(g)    For purposes of this Section 2.17, the term “applicable law” includes FATCA.
Section 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Set-Offs.
(a)    Payments Generally. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Chicago, Illinois time), on the date when due, in immediately available funds and in Dollars without set‑off, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent pursuant to the payment instructions provided by the Administrative Agent, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
(b)    Pro Rata Application. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

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(c)    Sharing of Set-offs. Except to the extent a court order expressly provides for payments to be allocated to a particular Lender or Lenders, if any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Loan Party pursuant to and in accordance with the express terms of any Loan Document or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to IHS or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
(d)    Payments from Borrower Assumed Made. Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    Application of Amounts Received under the Guaranty Agreements.
(i)    Guaranty Agreement. All amounts received from the Guarantors from collections under the Guaranty Agreement when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees of the Administrative Agent hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys' fees and expenses) owing to the Administrative Agent in its capacity as Administrative Agent only and then any remaining amount of such proceeds shall be distributed:
(A)    first, to the Lenders, pro rata in accordance with the respective unpaid amounts of Loan Obligations, until all the Loan Obligations have been Fully Satisfied;

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(B)    second, to the Credit Parties, pro rata in accordance with the respective unpaid amounts of Hedge Obligations, until all such Hedge Obligations have been Fully Satisfied; and
(C)    third, to the Credit Parties, pro rata in accordance with the respective unpaid amounts of the remaining Obligations.
Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

(f)    Return of Amounts. If at any time payment, in whole or in part, of any amount distributed by the Administrative Agent hereunder is rescinded or must otherwise be restored or returned by the Administrative Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Administrative Agent.
(g)    Notice of Amount of Obligations. Prior to making any distribution under paragraph (e) of this Section, the Administrative Agent shall request each Lender to provide the Administrative Agent with a statement of the amounts of Hedge Obligations then owed to such Lender and its Affiliates. A Lender may provide such information to the Administrative Agent at any time and the Administrative Agent may also request such information at any time. If a Lender does not provide the Administrative Agent a statement of the amount of any such Obligations within three (3) Business Days of the date requested, the Administrative Agent may make distributions under paragraph (e) thereafter and the amount of Hedge Obligations then owed to such Lender and its Affiliates shall conclusively be deemed to be zero for purposes of such distributions. Neither the Lender nor its Affiliates shall have a right to share in such distributions with respect to any Hedge Obligations owed to it. If a Lender shall thereafter provide the Administrative Agent a statement of the amount of the Hedge Obligations then owed to such Lender and its Affiliates, any distribution under paragraph (e) made after the notice is received by the Administrative Agent shall take into account the amount of the Hedge Obligations then owed. No Lender nor any Affiliate of a Lender that has not provided the statement of the amount of the Hedge Obligations owed under this paragraph (g) shall be entitled to share retroactively in any distribution made prior to the date when such statement was provided. In furtherance of the provisions of Article IX, the Administrative Agent shall in all cases be fully protected in making distributions hereunder in accordance with the statements of the Hedge Obligations received from the Lenders under this paragraph (g).
Section 2.19.    Mitigation Obligations; Replacement of Lenders.
(a)    Mitigation. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would

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not otherwise be disadvantageous to such Lender. IHS agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower Representative shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Representative to require such assignment and delegation cease to apply.
Section 2.20.    [Reserved].
Section 2.21.    Borrower Assumption of Obligations. The Borrower assumes on a joint and several basis and as primary obligor all payment obligations of IHS under the Loan Documents.
Section 2.22.    [Reserved].
Section 2.23.    [Reserved].
Section 2.24.    [Reserved].
Section 2.25.    Borrower Representative.
(a)    Appointment; Nature of Relationship. IHS is hereby appointed by the Borrower as its contractual representative (herein referred to as the "Borrower Representative") hereunder and under each other Loan Document, and the Borrower irrevocably authorizes the Borrower Representative to act as the contractual representative of the Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Section 2.25. Additionally, the Borrower hereby appoints the Borrower Representative as its agent to receive all of the proceeds of the Loans, at which time the Borrower Representative shall promptly disburse such Loans to the Borrower. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or the Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrower pursuant to this Section 2.25.

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(b)    Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrower, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.
(c)    Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.
(d)    Execution of Loan Documents. The Borrower hereby empowers and authorizes the Borrower Representative, on behalf of the Borrower, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents. The Borrower agrees that any action taken by the Borrower Representative or the Borrower in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon the Borrower.
ARTICLE III.

Representations and Warranties
IHS represents and warrants to the Lenders that:
Section 3.01.    Organization; Powers. IHS and each Subsidiary is duly organized, validly existing and, to the extent applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent applicable in the relevant jurisdiction, is in good standing in, every jurisdiction where such qualification is required.
Section 3.02.    Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each of IHS and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational or constitutional documents of IHS or any

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Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon IHS, any other Loan Party or any of their respective assets, or give rise to a right thereunder to require any payment to be made by IHS or any other Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of IHS or any of the Subsidiaries.
Section 3.04.    Financial Condition; No Material Adverse Change.
(a)    Delivery of IHS Financial Statements. IHS has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended November 30, 2010, November 30, 2011 and November 30, 2012, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended May 31, 2013, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of IHS and the Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    Delivery of Target Financial Statements. IHS has heretofore furnished to the Lenders Polk’s consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended March 31, 2011, March 31, 2012 and March 31, 2013, reported on by PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Polk and its Subsidiaries as of such dates and for such periods in accordance with GAAP.
(c)    Delivery of Pro Forma Financial Statements. IHS has heretofore furnished to the Lenders the consolidated pro forma balance sheet of IHS and its Subsidiaries as of May 31, 2013, and the related consolidated pro forma statement of income of IHS as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Effective Date (such pro forma balance sheet and statement of income, the “Pro Forma Financial Statements”), which have been prepared giving effect to the Transactions (excluding the impact of purchase accounting effects required by GAAP) as if the Transactions had occurred on such date or at the beginning of such period, as the case may be (provided financial information with respect to Polk and its Subsidiaries is included only through March 31, 2013). The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by IHS to be reasonable as of the date of delivery thereof.
(d)    No Contingent Liabilities or Losses. Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, neither IHS nor any Subsidiary has, as of the Effective Date, any material contingent liabilities, unusual long‑term commitments or unrealized losses.
(e)    Projections. IHS's forecasted consolidated: (i) balance sheet; (ii) income statement; and (iii) cash flow statement, have been prepared by IHS in light of the business of IHS and the Transactions and represent as of the date thereof the good faith estimate of IHS and its senior management of the future financial performance of IHS and the Subsidiaries, after giving pro forma effect to the Transactions (it being understood that such projections may vary from actual results and such variances may be material).

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(f)    No Material Change. Since November 30, 2012, there has been no material adverse change in the business, operations, property or condition (financial or otherwise) of IHS and its Subsidiaries, taken as a whole.
Section 3.05.    Properties.
(a)    Title. Each of IHS and the Subsidiaries has good, valid and marketable title to, or valid leasehold interests in, all its real and personal property material to its business and such property is free of all Liens, except for (i) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) Liens permitted under Section 6.02.
(b)    Intellectual Property. Each of IHS and the Subsidiaries owns, or is licensed or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by IHS and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.06.    Litigation and Environmental Matters.
(a)    Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of IHS, threatened against or affecting IHS or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.
(b)    Environmental. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither IHS nor any Subsidiary: (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c)    Disclosed Matters. The Disclosed Matters, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
Section 3.07.    Compliance with Laws and Agreements. IHS and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default exists.

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Section 3.08.    Investment Company Status. Neither IHS nor any of the Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.09.    Taxes. IHS and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate actions and for which IHS or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 3.10.    ERISA and Foreign Plans. No ERISA Event nor similar event with respect to a Foreign Plan (including a Termination Event, in respect of Canadian Pension Plans), has occurred or is reasonably expected to occur that, when taken together with all other such events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan and each Foreign Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed an amount that if paid could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans and Foreign Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed an amount that if paid by could reasonably be expected to result in a Material Adverse Effect. Except as disclosed on Schedule 3.06, on the Effective Date neither IHS nor any Subsidiary is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 in effect in England and Wales ) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993) and neither IHS nor any Subsidiary is or has at any time been "connected" with or an "associate" of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer. The Canadian Subsidiaries of IHS are in compliance with the requirements of the Pension Benefits Act and other federal and provincial laws with respect to each Canadian Pension Plan, except for any noncompliance that could not reasonably be expected to result in a Material Adverse Effect. No lien has arisen, choate or inchoate, in respect of any Canadian Subsidiaries of IHS or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).
Section 3.11.    Disclosure. IHS has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which IHS or any Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other written reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case, as of the date the same was so furnished; provided that, with respect to projected financial information, IHS represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

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Section 3.12.    Subsidiaries. As of the Effective Date, IHS has no Material Subsidiaries other than those listed on Schedule 3.12 hereto. As of the Effective Date, Schedule 3.12 sets forth the jurisdiction of incorporation or organization of each such Material Subsidiary and the percentage of IHS's direct or indirect ownership of the outstanding Equity Interests of each Material Subsidiary. All of the outstanding capital stock of IHS and each Subsidiary has been validly issued, is fully paid, and is nonassessable. Except as permitted to be issued or created pursuant to the terms hereof or as reflected on Schedule 3.12, there are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into any Equity Interests of any Material Subsidiary.
Section 3.13.    Insurance. IHS and each Subsidiary maintain with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies and in such amounts as are usually carried by businesses engaged in similar activities as IHS and the Subsidiaries and located in similar geographic areas in which IHS and the Subsidiaries operate.
Section 3.14.    Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against IHS or any Subsidiary pending or, to the knowledge of IHS, threatened. The hours worked by and payments made to employees of IHS and any Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, provincial, territorial, local or foreign law dealing with such matters, except to the extent of any such violation that could not reasonably be expected to result in a Material Adverse Effect. All payments due from IHS or any Subsidiary, or for which any claim may be made against IHS or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of IHS or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which IHS or any Subsidiary is bound.
Section 3.15.    Solvency. Immediately after the consummation of the Transactions: (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date. As used in this Section 3.15, the term "fair value" means the amount at which the applicable assets would change hands between a willing buyer and a willing seller within a reasonable time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both and "present fair saleable value" means the amount that may be realized if the applicable company's aggregate assets are sold with reasonable promptness in an arm's length transaction under present conditions for the sale of a comparable business enterprises.
Section 3.16.    Margin Securities. Neither IHS nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System), and, except for the repurchases of IHS's capital stock in accordance with the limitations in

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Section 5.08 and Section 6.07, no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.
Section 3.17.    Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly or indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.
Section 3.18.    Use of Proceeds. The proceeds of the Loans will be used for the purposes described in Section 5.08.
Section 3.19.    Ranking. The Loan Documents and the obligations evidenced hereby and thereby are and will at all times be direct and unconditional general obligations of each of the Loan Parties, and rank, and will at all times rank in right of payment, at least pari passu with all other unsecured Indebtedness of each Loan Party, whether now existing or hereafter outstanding.
Section 3.20.    OFAC and Patriot Act. IHS, each other Loan Party and each Subsidiary of any Loan Party and, to the knowledge of IHS, each Affiliate of any Loan Party is: (i) not a "blocked" person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof; (ii) in compliance in all material respects with the requirements of the USA Patriot Act Title III of 107 Public Law 56 (October 26, 2001) and of other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices, related to the subject matter of such Act, including Executive Order 13224 effective September 24, 2001 (collectively, the "Patriot Act"); (iii) operated under policies, procedures and practices, if any, that are in compliance in all material respects with the Patriot Act; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not in receipt of any notice stating that any Loan Party or any Subsidiary or Affiliate of any Loan Party is listed as a Specially Designated Terrorist (as defined in the Patriot Act) or as a "blocked" person on any lists maintained by the Office of Foreign Assets Control, Department of the Treasury (the "OFAC") pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; and (vi) not in receipt of any notice stating that any Loan Party or any Subsidiary or Affiliate of any Loan Party is a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act.

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ARTICLE IV.

Conditions
Section 4.01.    Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
(a)    Execution and Delivery of This Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    Legal Opinion. The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders, dated the Effective Date, containing such qualifications and exceptions and otherwise in form and substance acceptable to the Administrative Agent) of counsel for the Loan Parties covering, unless the Administrative Agent otherwise consents, the matters set forth in Sections 3.01, 3.02, 3.03(a) and 3.03 (b) of this Agreement and such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Loan Parties requests each such counsel to deliver such opinions.
(c)    Corporate Authorization Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d)    Closing Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower Representative, confirming compliance with the conditions set forth in paragraphs (l) and (m) of Section 4.01.
(e)    Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out‑of‑pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.
(f)    Guaranty Agreement. The Administrative Agent shall have received the Guaranty Agreement executed by each Guarantor.
(g)    [Reserved].
(h)    Financial Statements. The Administrative Agent and the Joint Bookrunners shall have received (i) the Audited Financial Statements, (ii) unaudited interim consolidated financial

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statements of IHS and its Subsidiaries and Polk and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph and at least 45 days before the Effective Date and (iii) the Pro Forma Financial Statements; provided that filing of the required financial statements on form 10-K and form 10-Q by IHS will satisfy the foregoing requirements.
(i)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate from a Financial Officer of IHS in form and substance reasonably satisfactory to the Administrative Agent as to the solvency of IHS and its Subsidiaries after giving effect to the Transactions.
(j)    USA Patriot Act. The Administrative Agent shall have received all documentation and other information at least five days prior to the Effective Date necessary to enable the Administrative Agent and the Lenders to identify each Borrower and each other Loan Party to the extent required for compliance with the Patriot Act or other “know your customer” and anti-money laundering rules and regulations.
(k)    Material Adverse Effect. Except for the transactions contemplated under the Contribution Agreement (as defined in the Acquisition Agreement) and in connection with the Acquisition and except as set forth in Section 3.7 of the disclosure schedule to the Acquisition Agreement, since March 31, 2013 through the date of the Acquisition Agreement there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and since the date of the Acquisition Agreement and either (i) if IHS has exercised its option under Section 2.3(a) of the Acquisition Agreement to extend the Closing Date (as defined in the Acquisition Agreement), until the 30th calendar day following the date of the Acquisition Agreement, or (ii) if IHS has not exercised its option under Section 2.3(a) of the Acquisition Agreement to extend the Closing Date, until the date for Closing (as defined in the Acquisition Agreement), there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. As used in this paragraph (k), “Material Adverse Effect” means any event, change, circumstance, occurrence or effect that (a) is materially adverse to the business, assets, financial condition or results of operations of the Transferred Companies (as defined in the Acquisition Agreement), taken as a whole, or (b) materially impairs, or prevents or materially delays, the ability of Polk to consummate the Acquisition and the other transactions contemplated by the Acquisition Agreement; provided, however, that in the case of clause (a) only, the determination of a Material Adverse Effect shall exclude each of the following events, changes, circumstances, occurrences and effects: (i) those generally affecting the industries of the Transferred Companies, or the economy or the financial or securities markets of the United States or any other jurisdiction in which any of the Transferred Companies operates, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (ii) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, (iii) any hurricane, tropical storm, flood, forest fire, earthquake or other similar natural disaster, (iv) changes in Law or GAAP (or the official interpretation thereof), (v) any action taken or not taken by any of the Transferred Companies at the express written instruction of IHS, (vi) any action taken by IHS or any of its Affiliates, and (vii) the announcement, pendency or effect of the transactions contemplated by the Acquisition Agreement, including compliance with the terms of, or the taking of any action required

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by, the Acquisition Agreement; provided, that, with respect to clauses (i) through (iv), such exclusion shall be solely to the extent that the impact of such event, change, circumstance, occurrence, effect or state of facts is not materially and disproportionately adverse to the Transferred Companies, taken as a whole, in comparison to similarly situated businesses.
(l)    Acquisition. The Acquisition shall have been consummated, or substantially simultaneously with the funding of Loans on the Effective Date, shall be consummated, in all material respects in accordance with the Acquisition Agreement (without giving effect to any amendments, supplements, waivers or other modifications to or of the Acquisition Agreement that are materially adverse to the interests of the Lenders or the Joint Bookrunners in their capacities as such, except to the extent that the Joint Bookrunners have consented thereto).
(m)    Specified Representations. The Specified Representations shall be true and correct in all material respects on and as of the Effective Date.
(n)    Consents. All consents required under the 2011 Credit Agreement and the 2012 Credit Agreement for the execution, delivery and performance of the Loan Documents shall have been received.
The Administrative Agent shall notify the Borrower Representative and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
The Borrowing on the Effective Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to matters specified in paragraph (m) of this Section.

 ARTICLE V.
Affirmative Covenants
Until the Loan Obligations have been Fully Satisfied, IHS covenants and agrees with the Lenders that:
Section 5.01.    Financial Statements and Other Information. IHS will furnish to the Administrative Agent and each Lender:
(a)    Annual Audit. Within 90 days after the end of each fiscal year of IHS, its audited consolidated balance sheets and related statements of operations, cash flows and stockholders' equity as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of IHS and the Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied;

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(b)    Quarterly Financial Statements. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of IHS, its consolidated balance sheet and related statements of operations, cash flows and stockholders' equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of IHS and the Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    Compliance Certificate. Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate in substantially the form of Exhibit B hereto of a Financial Officer of IHS: (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Article VII and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of IHS's audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)    Management Report. Concurrently with the delivery of the quarterly and annual financial statements set forth in subsections (a) and (b) above, a copy of any material management report, letter or similar writing furnished to IHS by the accountants in respect of IHS's systems, operations, financial condition or properties.
(e)    Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by IHS or any Subsidiary with the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by IHS to its shareholders generally, other than any Securities and Exchange Commission Form 4 filed by IHS or any Subsidiary;
(f)    Investment Policy. Promptly after the same becomes effective, copies of all modifications to IHS's investment policy approved by IHS's board of directors; and
(g)    Additional Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of IHS or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to this Section 5.01 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which IHS posts such documents, or provides a link thereto on IHS's website; or (ii) on which such documents are posted on IHS's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent).

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Section 5.02.    Notices of Material Events. IHS will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    Default. The occurrence of any Default;
(b)    Notice of Proceedings. The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting IHS or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    ERISA Event. The occurrence of any ERISA Event (or similar events under any Foreign Plan, including Termination Events) that, alone or together with any other ERISA Events or Termination Events that have occurred, could reasonably be expected to result in liability of IHS and its Subsidiaries in an aggregate amount exceeding an amount that if paid could reasonably be expected to result in a Material Adverse Effect; and
(d)    Material Adverse Effect. Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of IHS setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03.    Existence; Conduct of Business. IHS will, and will cause each Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03. IHS will, and will cause each Subsidiary (other than an Immaterial Subsidiary) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names except to the extent that the failure to so preserve, renew and keep in full force and effect any of the foregoing could not reasonably be expect to result in a Material Adverse Effect.
Section 5.04.    Payment of Obligations. IHS will, and will cause each Subsidiary to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate actions, (b) IHS or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 5.05.    Insurance. IHS will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. IHS will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

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Section 5.06.    Books and Records and Inspection. IHS will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. IHS will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent (and, when a Default exists, any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that, as long as no Default then exists, the Administrative Agent will not be permitted to physically inspect the properties of IHS and the Subsidiaries more than twice in any calendar year.
Section 5.07.    Compliance with Laws. IHS will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.08.    Use of Proceeds. The proceeds of the Loans will be used only for the payment of (a)  fees and expenses payable in connection with the Transactions and (b) to finance the Acquisition. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X.
Section 5.09.    Joinder of Subsidiaries to the Guaranty Agreement.
(a)    Joinder Tests. Within 45 days after the end of each fiscal quarter, IHS shall (i) make the calculations to determine whether all Domestic Subsidiaries who are Material Subsidiaries are party to the Guaranty Agreement and (ii) confirm that all Domestic Subsidiaries who Guarantee, or who are required to Guarantee, all or any portion of the “Obligations” (as defined in the 2011 Credit Agreement and the 2012 Credit Agreement), or who are borrowers under the 2011 Credit Agreement or the 2012 Credit Agreement are party to the Guaranty Agreement.
(b)    Joinder of Domestic Subsidiaries. If as of a fiscal quarter end a Domestic Subsidiary that is not party to the Guaranty Agreement (i) is a Material Subsidiary, (ii) Guarantees all or any portion of the “Obligations” (as defined in the 2011 Credit Agreement and the 2012 Credit Agreement), or is a borrower under the 2011 Credit Agreement or the 2012 Credit Agreement, or (iii) is required to Guarantee all or any portion of the “Obligations” (as defined in the 2011 Credit Agreement and the 2012 Credit Agreement), then promptly in the case of clauses (ii) and (iii) and within 45 days after the end of such fiscal quarter in the case of clause (i) but subject to paragraph (d) of this Section, IHS shall: (i) cause each such Subsidiary to become a party to the Guaranty Agreement pursuant to the execution and delivery of a Subsidiary Joinder Agreement (as defined in the Guaranty); (ii) cause each such Subsidiary to execute and/or deliver such other documentation as the Administrative Agent may reasonably request to evidence the authority of each such Subsidiary to execute, deliver and perform the Guaranty Agreement and to evidence the existence and good standing of each such Subsidiary; and (iii) deliver a favorable written opinion (addressed to the Administrative Agent and the Lenders) of counsel to each such Subsidiary covering the matters set forth in Sections 3.01, 3.02 3.03(a) and 3.03(b) of this Agreement and such other matters relating to each such Subsidiary and the Loan Documents as the Administrative Agent shall reasonably request. IHS requests each such counsel to

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deliver such opinions. In addition, as promptly as possible and without giving effect to the 45 days mentioned above, IHS will cause each Domestic Subsidiary which is not a party to the Guaranty Agreement which is a guarantor or borrower under the 2011 Credit Agreement or the 2012 Credit Agreement to comply promptly with the requirements of clauses (i)-(iii) of the preceding sentence.
(c)    [Reserved].
(d)    Limit on Joinder of Joint Ventures. Notwithstanding the other paragraphs of this Section, no Domestic Subsidiary (including any Material Subsidiary) that is not 100% owned by IHS or one of the Subsidiaries shall be required to be joined as a Guarantor if the terms of the agreement under which such Subsidiary was created prohibits it from entering into a Guarantee without the consent of the other joint venture party unless such Domestic Subsidiary is a borrower or guarantor under the 2011 Credit Agreement or the 2012 Credit Agreement.
Section 5.10.    Further Assurances. IHS will, and will cause each other Loan Party to, execute any and all further documents, agreements and instruments, and take all such further actions, which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents, all at the expense of the Loan Parties.

ARTICLE VI.
Negative Covenants
Until the Loan Obligations have been Fully Satisfied, IHS covenants and agrees with the Lenders that:
Section 6.01.    Indebtedness. IHS will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness created under the Loan Documents;
(b)    Indebtedness existing on the Effective Date and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof as long as: (i) such Indebtedness in any individual case has an outstanding principal balance of $1,000,000 or less or (ii) to the extent the Indebtedness exceeds the limits in the immediately preceding clause (i), such Indebtedness is described on Schedule 6.01 hereto or is permitted by clauses (e) or (f) of this Section 6.01 or Section 6.04(c);
(c)    Indebtedness of any Subsidiary to IHS, of IHS to any Subsidiary or of any Subsidiary to any other Subsidiary; provided that: (i) such Indebtedness must be incurred in the ordinary course of business or incurred to finance general corporate needs; and (ii) the sum of (x) the aggregate outstanding amount of all of the obligations of Non-Loan Parties Guaranteed by the Loan Parties pursuant to clause (d) below plus (y) the aggregate outstanding principal amount of all of the loans and advances made to Non-Loan Parties by any Loan Party after the Effective Date plus (z) the aggregate amount of all amounts extended after the

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Effective Date to acquire Equity Interest in or otherwise make capital contributions to Non-Loan Parties by Loan Parties (such sum the "Non-Loan Party Amount") shall not at any time exceed an aggregate amount equal to the sum of the following (which sum is herein the "Permitted Non-Loan Party Amount"): (A) $25,000,000 with respect to any one Non-Loan Party and $50,000,000 for all Non-Loan Parties plus (B) the sum of the following: (1) the aggregate outstanding principal amount of all of such loans and advances made under the permissions of Section 6.04(j); plus (2) the aggregate amount of all such Equity Interest acquisitions and capital contributions made after the Effective Date under the permissions of Section 6.04(j) (to provide clarity to the proper interpretation of the provisions of this clause (c) and the other applicable provisions of this Agreement, the Loan Parties may make loans and advances to Non-Loan Parties after the Effective Date, Guarantee Indebtedness of Non-Loan Parties and acquire Equity Interests of and make capital contributions in Non-Loan Parties: (x) subject to and in accordance with the $25,000,000 and $50,000,000 limit established under this Section 6.01(c)(ii)(A), as such limits are carried through Section 6.01(d) and Sections 6.04(a), (b) and (e); and (y) independent of the such limits, under the broader permissions of Section 6.04(j) if the conditions to such permissions are satisfied);
(d)    Guaranties by IHS of Indebtedness or other obligations of any Subsidiary and by any Subsidiary of Indebtedness or other obligations of IHS or any other Subsidiary; provided that the Non-Loan Party Amount shall not exceed the Permitted Non-Loan Party Amount;
(e)    Indebtedness of IHS or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) prior to the incurrence or assumption of any Indebtedness under this paragraph (e): (A) IHS shall have determined that it will be in compliance with the covenants contained in Article VII on a Pro Forma basis for the four (4) fiscal quarter period then most recently ended (provided that if the indebtedness to be incurred is in connection with an acquisition permitted by Section 6.04(h) and if an Elevated Leverage Period is not then in effect, then IHS may determine compliance on a Pro Forma basis assuming an Elevated Leverage Period was in effect as of the end of such four (4) fiscal quarter period so long as IHS has the ability to elect the current fiscal quarter as a Trigger Quarter) and (B) no Default shall exist or result therefrom;
(f)    Indebtedness arising in connection with Hedge Agreements permitted by Section 6.06;
(g)    Unsecured Indebtedness for borrowed money, in addition to the Indebtedness otherwise permitted hereby, of any Subsidiary; provided that (i) the aggregate principal amount of Indebtedness permitted by this paragraph (g) shall not exceed $75,000,000 at any time outstanding; and (ii) no Loan Party may extend credit to any Non-Loan Party under the permissions of this paragraph (g);
(h)    In addition to the Indebtedness otherwise permitted hereby and notwithstanding any limits imposed by the other permissions of this Section 6.01, unsecured Indebtedness for borrowed money owed by IHS; provided that at the time of the incurrence of any Indebtedness under this paragraph (h): (i) IHS shall have determined that it will be in compliance with the covenants contained in Article VII on a Pro

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Forma basis for the four (4) fiscal quarter period then most recently ended (provided that if the indebtedness to be incurred is in connection with an acquisition permitted by Section 6.04(h) and if an Elevated Leverage Period is not then in effect, then IHS may determine compliance on a Pro Forma basis assuming an Elevated Leverage Period was in effect as of the end of such four (4) fiscal quarter period so long as IHS has the ability to elect the current fiscal quarter as a Trigger Quarter) and (ii) no Default shall exist or result therefrom; and
(i)    Indebtedness under the 2011 Credit Agreement and Indebtedness under the 2012 Credit Agreement and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof.
IHS will not permit any Domestic Subsidiary to be a guarantor or borrower under the 2011 Credit Agreement or the 2012 Credit Agreement unless such Domestic Subsidiary is a Guarantor under the Guaranty Agreement.
Section 6.02.    Liens. IHS will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Liens granted to the Administrative Agent in favor of the Credit Parties;
(b)    Permitted Encumbrances;
(c)    any Lien on any asset of IHS or any Subsidiary existing on the Effective Date; provided that (i) such Lien shall not apply to any other asset of IHS or any Subsidiary; (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and (iii) either (A) the book value of the asset encumbered by any such Lien does not exceed $3,000,000 and the aggregate book value of all assets encumbered by such Liens existing on the Effective Date does not exceed $10,000,000 or (B) such Lien is described on Schedule 6.02 hereto or otherwise permitted by clauses (d), (e) or (f) of this Section 6.02;
(d)    any Liens on property or assets of a Subsidiary to secure obligations to a Loan Party;
(e)    Liens on fixed or capital assets acquired, constructed or improved by IHS or any Subsidiary securing Indebtedness permitted by paragraph (e) of Section 6.01;
(f)    Liens securing the “Obligations” (as defined in the 2011 Credit Agreement and 2012 Credit Agreement) of IHS and its Subsidiaries provided that the Obligations under the Loan Documents are secured by the same assets on a pari passu basis pursuant to documentation acceptable to the Administrative Agent; and
(g)    other Liens securing Indebtedness or other obligations; provided the aggregate outstanding principal amount of such Indebtedness and other obligations and the aggregate book value of all property secured thereby, in each case, does not to exceed $25,000,000.

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Section 6.03.    Fundamental Changes. IHS will not, nor will it permit any Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:
(a)    any Loan Party may merge or amalgamate into another Loan Party; provided that (i) if one of such Loan Parties is IHS, IHS shall be the continuing or surviving Person and (ii) if one of such Loan Parties is the Borrower (and none of the applicable Loan Parties is IHS), the Borrower shall be the continuing or surviving Person;
(b)    any Subsidiary that is not a Loan Party may merge or amalgamate into any other Subsidiary; provided that if the other Subsidiary is a Loan Party, such Loan Party shall be the continuing or surviving Person or the continuing or surviving Person shall become a Loan Party simultaneously with the consummation of such transaction;
(c)    any Subsidiary (other than the Borrower) may liquidate or dissolve if IHS determines in good faith that such liquidation or dissolution is in the best interests of IHS and is not materially disadvantageous to the Lenders and if such Subsidiary is a Loan Party, its assets are transferred to a Loan Party or to another Subsidiary that simultaneously with such transfer, becomes a Loan Party; and
(d)    IHS or any Subsidiary may merge or amalgamate into another Person in an acquisition permitted by Section 6.04(h); provided that if IHS is involved, it shall be the continuing or surviving Person and if the Subsidiary involved is a Loan Party, the Loan Party is the continuing or surviving Person or the continuing or surviving Person shall become a Loan Party simultaneously with the consummation of such transaction.
Neither IHS nor the Borrower may reorganize in any jurisdiction outside the United States.
IHS will not, nor will it permit any of its Subsidiaries to engage in any material extent in any business other than businesses of the type conducted by IHS and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
Section 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions. IHS will not nor will it permit any of Subsidiary to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a wholly owned Subsidiary prior to such merger or amalgamation) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
(a)    Equity Interests in Subsidiaries formed or created by IHS or a Subsidiary after the Effective Date; provided that the Non-Loan Party Amount shall at no time exceed the Permitted Non-Loan Party Amount;

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(b)    loans and advances made after the Effective Date by IHS to any Subsidiary or by any Subsidiary to IHS or any other Subsidiary; provided that the Non-Loan Party Amount shall at no time exceed the Permitted Non-Loan Party Amount;
(c)    Equity Interests in Subsidiaries owned as of the Effective Date; loans and advances outstanding on the Effective Date made by any Loan Party or any other Subsidiary to any Loan Party; loans and advances outstanding on the Effective Date made by any Loan Party to any Non-Loan Party in an aggregate amount for all such loans and advances not exceeding $10,000,000; and investments existing on the Effective Date other than those listed in this clause (c) (the "other investments") as long as: (i) the book value of such other investments does not exceed $5,000,000 in any individual case and the aggregate book value of all such other investments outstanding on the Effective Date does not exceed $15,000,000 or (ii) to the extent the limits in clause (i) are exceeded, such other investments are described on Schedule 6.04 hereto or are permitted by clauses (d), (f) or (g) of this Section 6.04;
(d)    investments made in accordance with IHS's investment policy as it exists on the Effective Date and as the same may be modified thereafter with the approval of IHS's board of directors and, if the modification is material, the Administrative Agent;
(e)    Guarantees by IHS of Indebtedness or other obligations of any Subsidiary or by any Subsidiary of Indebtedness or other obligations of IHS or of any other Subsidiary; provided that the Non-Loan Party Amount shall at no time exceed the Permitted Non-Loan Party Amount;
(f)    Hedge Agreements permitted by Section 6.06;
(g)    loans and advances to officers, directors, and employees of IHS and the Subsidiaries made in the ordinary course of business up to a maximum of: (i) with respect to loans and advances made for travel and entertainment expenses, $5,000,000 in the aggregate at any one time outstanding and (ii) with respect to loans and advances for other purposes, $1,000,000 in the aggregate at any one time outstanding;
(h)    in addition to the other Equity Interest that IHS or a Subsidiary may purchase, hold or acquire and the purchases and acquisition of assets permitted by this Section 6.04 and notwithstanding any limits imposed by the other permissions of this Section 6.04, IHS or a Subsidiary may purchase, hold or acquire (including pursuant to a merger) all the Equity Interests in a Person who is not a Subsidiary and may purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person who is not a Subsidiary or all or substantially all of the assets of a division or branch of such Person, if, at the time each such acquisition is consummated:
(i)    Default. No Default exists or would result therefrom;
(ii)    Pro Forma Compliance. IHS shall have determined that it will be in compliance with the covenants contained in Article VII on a Pro Forma basis for the four (4) fiscal quarter period then most recently ended and if an Elevated Leverage Period is not then in effect, IHS may assume that an Elevated Leverage Period was in effect as of the end of such period if IHS has the ability to elect the current fiscal quarter as a Trigger Quarter;

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(iii)    Delivery and Notice Requirements. IHS shall be required to comply with the notice and delivery requirements under this clause (iii) in the event that: (A) the cash consideration to be paid for the acquisition in question exceeds $100,000,000 and (B) the Leverage Ratio as calculated for the four (4) fiscal quarter period then most recently ending on a Pro Forma basis exceeds 2.50 to 1.00. If one or more of the conditions in the foregoing clauses (A) and (B) do not exist with respect to an acquisition, IHS is not required to comply with the notice and delivery requirements of this clause (iii) with respect to the acquisition in question. If IHS is required to comply with the notice and delivery requirement under this clause (iii), then IHS shall provide to Administrative Agent, prior to the consummation of the acquisition, the following: (A) notice of the acquisition, (B) the most recent financial statements of the Target that IHS has available, (C) copies of the applicable purchase agreement and copies of such other documentation and information relating to the Target and the acquisition as Administrative Agent may reasonably request, and (D) a certificate signed by a Financial Officer of IHS certifying: (1) to the calculations demonstrating IHS's compliance with paragraph (h)(ii) of this Section; (2) that after giving effect to the acquisition in question, all representations and warranties contained in the Loan Documents which are not qualified by a materiality standard will be true and correct in all material respects and all representations and warranties contained in the Loan Documents which are qualified by a materiality standard will be true and correct in all respects, in each case, as of the date of the closing of the acquisition with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties relate specifically to another date and (3) that no Default exists or will result from the acquisition;
(iv)    Same Line of Business. The business acquired in the acquisition is a business of the type conducted by IHS and the Subsidiaries on the Effective Date or a business reasonably related thereto;
(v)    No Contested Acquisitions. The proposed acquisition shall have been approved by the Board of Directors of the Target (or similar governing body if the Target is not a corporation) and no Person shall have commenced legal proceedings to oppose the acquisition;
(vi)    Joinder of Subsidiary. If a Material Subsidiary that is a Domestic Subsidiary is acquired or created in connection with such acquisition, such Material Subsidiary shall be joined as a Guarantor within 60 days of the closing of the acquisition in the same manner as a Subsidiary is joined pursuant to Sections 5.09;
(i)    IHS may consummate the Acquisition pursuant to the Acquisition Agreement; and
(j)    in addition to the other investments, loans and advances otherwise permitted by this Section 6.04 and notwithstanding any limits imposed by the other permissions of this Section 6.04, IHS or any Subsidiary may purchase, hold or acquire any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to or make or permit to exist any investment or any other interest in, any other Person (including any of the foregoing with respect to a Non-Loan Party) in each case, in a transaction that does not constitute an acquisition governed by paragraph (h) of this Section as long as at the time any such investment, loan or advance is made:

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(i)    Default. No Default exists or would result therefrom; and
(ii)    Pro Forma Compliance. IHS shall have determined that it will be in compliance with the covenants contained in Article VII on a Pro Forma basis for the four (4) fiscal quarter period then most recently ended and if an Elevated Leverage Period is not then in effect, IHS may assume that an Elevated Leverage Period was in effect as of the end of such period if IHS has the ability to elect the current fiscal quarter as a Trigger Quarter.
Section 6.05.    Asset Sales. IHS will not, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, except:
(a)    sales in the ordinary course of business of inventory, used or surplus equipment and investments made or held in compliance with the requirements of Section 6.04;
(b)    sales, transfers and dispositions by IHS or any Subsidiary to a Loan Party and other sales, transfers and dispositions not prohibited by Section 6.03; and
(c)    other sales, transfers and other dispositions of assets (other than Equity Interests in a Material Subsidiary) that are not permitted by any other clause of this Section as long as no Default shall exist or would result and either: (i) the Person so disposing of the asset under the permissions of this paragraph (c) applies the Net Proceeds from such event, within 365 days after receipt of such Net Proceeds, to make an acquisition permitted hereby or otherwise to acquire real property, equipment, other tangible assets or intellectual property to be used in the business of such Person or (ii) to the extent such Net Proceeds are not so reinvested, then the aggregate fair market value or book value, whichever is greater, of the assets sold, transferred or otherwise disposed of in reliance upon this paragraph (c) which are not reinvested under the requirements of clause (i) shall not exceed an aggregate amount equal to $25,000,000;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (a) or (b) above) shall be made for fair value.
Section 6.06.    Hedge Agreements. IHS will not nor will it permit any Subsidiary to, enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which IHS or a Subsidiary has actual exposure (including any Hedge Agreements enter into in connection with the issuance of any permitted Indebtedness that is convertible to Equity Interests but not including any other Hedge Agreement entered into with respect to Equity Interests), and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest–bearing liability or investment of IHS or a Subsidiary.
Section 6.07.    Restricted Payments. IHS will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(a)    IHS may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock;

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(b)    Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;
(c)    IHS may declare and make any other Restricted Payments (in addition to Restricted Payments permitted by clauses (a) and (d) of this Section 6.07), provided, that
(i)    Default. No Default exists or would result therefrom;
(ii)    Pro Forma Compliance. IHS shall have determined that it will be in compliance with the covenants contained in Article VII on a Pro Forma basis for the four (4) fiscal quarter period then most recently ending;
(iii)    Leverage Ratio. The Leverage Ratio as calculated for the four (4) fiscal quarter period then most recently ending on a Pro Forma basis is less than 2.75 to 1.00; and
(iv)    Certification Requirements. IHS shall be required to comply with the certification requirements under this clause (iv) in the event that: (A) the Restricted Payment in question exceeds $50,000,000 and (B) the Leverage Ratio as calculated for the four (4) fiscal quarter period then most recently ending on a Pro Forma basis exceeds 2.50 to 1.00. If one or more of the conditions in the foregoing clauses (A) and (B) do not exist with respect to a Restricted Payment, IHS is not required to comply with the certification requirements of this clause (iv) with respect to the Restricted Payment in question. If IHS is required to comply with the certification requirements under this clause (iv), IHS shall provide to Administrative Agent, prior to the payment of the Restricted Payment, a certificate signed by a Financial Officer of IHS certifying: (A) to the calculations demonstrating IHS's compliance with paragraph (c)(ii) and (iii) of this Section; (B) that after giving effect to the Restricted Payment in question, all representations and warranties contained in the Loan Documents which are not qualified by a materiality standard will be true and correct in all material respects and all representations and warranties contained in the Loan Documents which are qualified by a materiality standard will be true and correct in all respects, in each case, on and as of the date of the closing of the acquisition with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties relate specifically to another date and (C) that no Default exists or will result for the Restricted Payment; and
(d)    IHS may repurchase or cancel its Equity Interests related to Taxes on employee equity plans in an aggregate amount of up to $100,000,000 per fiscal year so long as no Default exists or would result therefrom.
Section 6.08.    Transactions with Affiliates. IHS will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business and are at prices and on terms and conditions no less favorable to IHS or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate; (c) any Restricted Payment permitted by Section 6.07; and (d) payment of customary and reasonable directors fees to directors who are not employees of IHS or any Affiliate.

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Section 6.09.    Restrictive Agreements. IHS will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon: (a) the ability of IHS or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to IHS or any other Subsidiary or to Guarantee Indebtedness of IHS or any other Subsidiary; provided that (i)  the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof; and (v) the  foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement if such restrictions or conditions are no more restrictive than the restrictions and conditions contained herein and would permit IHS and the Subsidiaries to grant Liens to the Administrative Agent for the benefit of the Credit Parties to secure the Obligations (provided the 2011 Credit Agreement and the 2012 Credit Agreement may contain restrictions of the type described in clause (a) of the foregoing if such restrictions allow the Obligations to be secured as long as the obligations under the 2011 Credit Agreement and the 2012 Credit Agreement are secured equally and ratably on terms satisfactory to the Administrative Agent).
Section 6.10.    Change in Fiscal Year. IHS will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal year is calculated without the consent of the Administrative Agent (which the Administrative Agent may give or withhold without the consent or agreement of any of the Lenders and which consent may not be unreasonably withheld).
Section 6.11.    Optional Payments and Modifications of Credit Agreement Pari Passu Indebtedness. IHS will not, nor will it permit any Subsidiary to (a) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Credit Agreement Pari Passu Indebtedness consisting of term loans during an Event of Default unless the Loans are prepaid at least ratably substantially contemporaneously therewith (based on the then respective aggregate outstanding principal amount of the Loans and such term loans); or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any Credit Agreement Pari Passu Indebtedness if such amendment, modification, waiver or change is materially adverse to the Lenders.

ARTICLE VII.
Financial Covenants

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Until the Loan Obligations have been Fully Satisfied, IHS covenants and agrees with the Lenders that:
Section 7.01.    Interest Coverage Ratio. As of the last day of each fiscal quarter, IHS will not permit the Interest Coverage Ratio calculated as of such date to be less than 3.00 to 1.00.
Section 7.02.    Leverage Ratio. As of the last day of each fiscal quarter, IHS will not permit the Leverage Ratio calculated as of such date to exceed the levels set forth below (such maximum ratio, the "Maximum Leverage Ratio"):

Period	Ratio

August 31, 2013	4.00 to 1.00
November 30, 2013	3.75 to 1.00
February 28, 2014	3.50 to 1.00
May 31, 2014	3.25 to 1.00
Thereafter	3.00 to 1.00

Notwithstanding the foregoing, if, with respect to any fiscal quarter of IHS for which the Maximum Leverage Ratio is less than 3.50 to 1.00: (a) IHS or any Subsidiary has entered into an acquisition (other than the Acquisition) permitted by Section 6.04(h) or Section 6.04(j) in such fiscal quarter and (b) the sum of the consideration paid for such acquisition plus the aggregate consideration paid by IHS and the Subsidiaries for all such acquisitions permitted by Section 6.04(h) and Section 6.04(j) consummated during that same fiscal quarter and the immediately preceding fiscal quarter, is equal to or greater than $200,000,000 (the requirements of clauses (a) and (b), herein the "Acquisition Threshold"), then IHS may declare such fiscal quarter to be a Trigger Quarter, such election to be made by IHS on or before the Election Date for such fiscal quarter. If IHS has notified the Administrative Agent in writing that an Acquisition Threshold has been achieved and has elected a Trigger Quarter or shall be deemed to have selected a Trigger Quarter, then the Maximum Leverage Ratio shall be increased to 3.50 to 1.00 during the related Elevated Leverage Period. Once a Trigger Quarter is elected or deemed elected, no subsequent Trigger Quarter may be elected or deemed elected by IHS unless and until the actual Leverage Ratio is less than or equal to 3.00 to 1.00 as of the end of two consecutive fiscal quarters of IHS after the election.
As used herein, the following terms have the following meanings:
"Election Date" means, with respect to any fiscal quarter, the date that is the deadline for IHS's delivery of the financial statements and the corresponding compliance certificate required by Sections 5.01(a), (b) and (c).
"Elevated Leverage Period" means, with respect to any Trigger Quarter, the period beginning with the first day of such Trigger Quarter and continuing until and ending on the last day of the fiscal quarter of IHS (a) identified by IHS as the end of the Elevated Leverage Period and (b) for which the actual Leverage Ratio is less than or equal to 3.00 to 1.00;

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provided, that, in no event shall any Elevated Leverage Period last longer than three consecutive fiscal quarters (including the related Trigger Quarter).
"Trigger Quarter" means a fiscal quarter that IHS has designated in writing as such and for which IHS has notified the Administrative Agent that an Acquisition Threshold has been achieved; provided that with respect to any acquisition, a Trigger Quarter shall be deemed to have been elected for the fiscal quarter during which such acquisition was closed if IHS shall have assumed that an Elevated Leverage Period existed when calculating Pro Forma compliance under Section 6.01(e)(ii)(A), Section 6.01(h)(i), Section 6.04(h)(ii), or Section 6.04(j)(ii).

ARTICLE VIII.
Events of Default
Section 8.01.    Events of Default; Remedies. If any of the following events ("Events of Default") shall occur:
(a)    Principal Payment. The Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    Interest and Fee Payments. The Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 8.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;
(c)    Representation or Warranties. Any representation, warranty or certification that is not qualified by a materiality standard and is made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made or any representation, warranty or certification that is qualified by a materiality standard and is made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;
(d)    Covenant Violation; Immediate Default. IHS shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02, 5.03 (with respect to the existence of IHS or the Borrower) or 5.09 or in Article VI or in Article VII;

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(e)    Covenant Violation with Cure Period. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section 8.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower Representative (which notice will be given at the request of any Lender);
(f)    Cross Payment Default. IHS or any Subsidiary shall default in payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond any applicable period of notice and grace provide with respect thereto;
(g)    Cross Covenant Default. Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)    Involuntary Bankruptcy. An involuntary proceeding shall be commenced or an involuntary petition or proposal shall be filed seeking (i) liquidation, reorganization, dissolution, winding up, administration or other relief in respect of IHS or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state, provincial or foreign examinership, bankruptcy, arrangement, liquidation, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, examiner, administrator, trustee, custodian, monitor, sequestrator, conservator or similar official for IHS or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    Voluntary Bankruptcy. IHS or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition or proposal seeking liquidation, reorganization or other relief under any Federal, state, provincial or foreign examinership, bankruptcy, arrangement (voluntary or by way of scheme of arrangement or otherwise) insolvency, receivership, dissolution, winding up, administration, liquidation or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, interim receiver, trustee, custodian, monitor, sequestrator, conservator or similar official for IHS or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    Other Insolvency. IHS or any Material Subsidiary shall (i) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (ii) suspend or threaten to suspend

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making payments on any of its debts by reason of actual anticipated financial difficulties or (iii) commence negotiation with one or more of its creditors with a view to rescheduling any of its debt;
(k)    Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against IHS, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of IHS or any Subsidiary to enforce any such judgment;
(l)    ERISA Events. An ERISA Event or Termination Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events and Termination Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or could result in a Lien on any assets of IHS or any Subsidiary;
(m)    Invalidity of Loan Documents. Any material provision of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Loan Party; the validity, binding effect or enforceability of any Loan Document against any Loan Party shall be contested by any Loan Party; any Loan Party shall deny that it has any or further liability or obligation under any Loan Document; or any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any material way cease to give or provide to Administrative Agent and the Lenders the benefits purported to be created thereby;
(n)    Material Adverse Effect. There shall have occurred any condition or event that has or is reasonably likely to have a Material Adverse Effect; or
(o)    Change in Control. A Change in Control shall occur;
then, and in every such event (other than an event with respect to IHS or the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of IHS and the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by IHS and the Borrower; and in case of any event with respect to IHS or the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of IHS and the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by IHS and the Borrower. In addition, if any Event of Default exists, the Administrative Agent may (and if directed by the Required Lenders, shall) exercise any and all other rights and remedies afforded by

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the laws of the State of New York or any other jurisdiction, by any of the Loan Documents, by equity, or otherwise.
Section 8.02.    Performance by the Administrative Agent. If any Loan Party shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, the Administrative Agent may, and shall at the direction of the Required Lenders, perform or attempt to perform such covenant or agreement on behalf of the applicable Loan Party. In such event, IHS shall, at the request of the Administrative Agent promptly pay any amount expended by the Administrative Agent or the Lenders in connection with such performance or attempted performance to the Administrative Agent, together with interest thereon at the interest rate provided for in Section 2.13(d) from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Loan Party under any Loan Document.
Section 8.03.    Limitation on Separate Suit. No suit shall be brought against any Loan Party on account of the Loan Obligations except by the Administrative Agent, acting upon the written instructions of the Required Lenders.

ARTICLE IX.
The Administrative Agent
Section 9.01.    Appointment. Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank, N.A. as agent on its behalf, and on behalf of each of its Affiliates who are owed Obligations (each such Affiliate by acceptance of the benefits of the Loan Documents hereby ratifying such appointment) and authorizes the Administrative Agent to take such actions on its behalf and on behalf of such Affiliates and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
Section 9.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with IHS or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
Section 9.03.    Limitation of Duties and Immunities. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default exists, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose,

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any information relating to any Loan Party that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.04.    Reliance on Third Parties. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.05.    Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 9.06.    Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank or trust company or similar financial institution with an office in New York, New York or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and

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obligations hereunder. The fees payable by IHS to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between IHS and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Section 9.07.    Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
Section 9.08.    Other Agents. Certain Lenders may have been designated as "documentation agent," "syndication agent", "joint or co lead arranger", "joint or co bookrunner" or "co-agent," hereunder in recognition of the level of each of their Commitments. No such Lender is an agent for the Lenders and no such Lender shall have any obligation hereunder other than those existing in its capacity as a Lender. Without limiting the foregoing, no such Lender shall have or be deemed to have any fiduciary relationship with or duty to any Lender.
Section 9.09.    [Reserved].
Section 9.10.    Permitted Release of Subsidiary Loan Parties. If no Default exists or would result and the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower Representative requesting the release of a Subsidiary Loan Party, certifying that (a) no Default exists or will result from the release of the Subsidiary Loan Party; (b)  the Subsidiary Loan Party is being released from its obligations in respect of the Credit Agreement Pari Passu Indebtedness; and (c) the Administrative Agent is authorized to release such Subsidiary Loan Party because either (i) the Equity Interest issued by such Subsidiary Loan Party or the assets of such Subsidiary Loan Party have been sold in a transaction permitted by Section 6.05 (including with the consent of the Required Lenders pursuant to Section 10.02(b)) or (ii) such Subsidiary has become an Immaterial Subsidiary, then the Administrative Agent is irrevocably authorized by the Credit Parties, without any consent or further agreement of any Credit Party to release such Subsidiary Loan Party from all obligations under the Loan Documents. The Administrative Agent shall execute any release documents in accordance with the immediately preceding sentence promptly upon request of the Borrower Representative without the consent or further agreement of any Credit Party.
Section 9.11.    Lender Affiliates Rights. By accepting the benefits of the Loan Documents, any Affiliate of a Lender that is owed any Obligation is bound by the terms of the Loan Documents. But notwithstanding the foregoing: (a) neither the Administrative Agent, any Lender nor any Loan Party shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any Affiliate of any Lender; and (b) no Affiliate of any Lender that is owed any Obligation

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shall be included in the determination of the Required Lenders or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. The Administrative Agent shall not have any liabilities, obligations or responsibilities of any kind whatsoever to any Affiliate of any Lender who is owed any Obligation. The Administrative Agent shall deal solely and directly with the related Lender of any such Affiliate in connection with all matters relating to the Loan Documents. The Obligation owed to such Affiliate shall be considered the Obligation of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.

 ARTICLE X.
Miscellaneous
Section 10.01.    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone or other means, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to any Loan Party, to the Borrower Representative at 15 Inverness Way East, Englewood, Colorado 80112, Attention: Chief Financial Officer, Facsimile: 303-754-4025 with a copy to: Stephen Green, Esq., Executive Vice President, Legal , IHS Inc., Two Grand Central Tower, 140 East 45th Street, 40th Floor, New York, NY 10017; Telephone: (212) 850-8543; Facsimile: 212 850-8540;
(ii)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 2200 Ross Ave, 3rd Fl, Dallas, TX 75201; Attention: Gregory T. Martin, Vice President, Telephone: 213.965.2171; Telecopy: 213.965.2136 and JPMorgan Chase Bank, N.A., Midcorp Loan and Agency Services Group, Mailcode: IL1-001010; South Dearborn Street, 19th Floor, Chicago, IL 60603; Attention: Leonida Mischke, Telephone: 312-385-7055; Telecopy: 888-266-8058; and
(iii)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

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Section 10.02.    Waivers; Amendments.
(a)    No Waiver; Rights Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising, and no course of dealing with respect to, any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)    Amendments. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by IHS, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b), (c), (e), (f) or (g) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders," "Credit Party" or "Obligation" (or any term defined therein) or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender and (vi) release any Subsidiary Loan Party from its Guarantee under the Guaranty Agreement (except as expressly provided in Section 9.10) or limit its liability in respect of such Guarantee, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.
(c)    Replacement of Lenders. In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting

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Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower Representative shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b). Notwithstanding the foregoing, a Non-Consenting Lender shall be deemed to have assigned all of its rights, interests and obligations under this Agreement upon its receipt of the amounts described in the preceding clause (b).
Section 10.03.    Expenses; Indemnity; Damage Waiver.
(a)    Expenses. IHS shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent, the Syndication Agent and the Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Syndication Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnity. IHS indemnifies the Administrative Agent, the Syndication Agent, the Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and holds each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by IHS or any Subsidiary, or any Environmental Liability related in any way to IHS or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related

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expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(c)    Lenders' Agreement to Pay. To the extent that IHS fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the outstanding Loans at the time.
(d)    Waiver of Damages. To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Loan Documents or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
(e)    Payment. All amounts due under this Section shall be payable not later than 10 days after written demand therefor.
Section 10.04.    Successors and Assigns.
(a)    Successors and Assigns. The provisions of this Agreement are binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of a Lender who is owed any of the Obligations and any Indemnitee), except that (i) neither IHS nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by IHS or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of a Lender who is owed any of the Obligations and any Indemnitee), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders, any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignment. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than IHS, any Subsidiary or a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:
(A)    the Borrower Representative, which shall not be unreasonably withheld or delayed; provided that no consent of the Borrower Representative shall be required for an

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assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default exists, any other Person; and
(B)    the Administrative Agent, which shall not be unreasonably withheld or delayed.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) (i) shall not be less than $10,000,000 and (ii) shall not reduce the assigning Lender's Commitment to less than $10,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default exists;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of Commitments or Loans; and
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.
For the purposes of this Section 10.04(b), the term "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and

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a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and IHS, the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement or any other Loan Document, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Participations. (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(e) (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of

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the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii)    A Participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.
(d)    Pledge. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Obligations have been Fully Satisfied. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
Section 10.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent embody the final, entire agreement among the parties relating to the subject matter hereof and supersede any and all previous commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior,

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contemporaneous or subsequent oral agreements or discussions of the parties hereto. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 10.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 10.08.    Right of Setoff. If an Event of Default exists, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of that Borrower now or hereafter existing under this Agreement or the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 10.09.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.
(b)    Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR

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PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(c)    Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Loan Document that service of process was in any way invalid or effective. Nothing herein shall affect the right of the Administrative Agent or any other Creditor to serve process in another manner permitted by law or to commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.
(e)    Process Agent. Each Loan Party hereby irrevocably designates, appoints and empowers IHS with offices at Two Grand Central Tower, 140 East 45th Street, 40th Floor, New York, NY 10017, Attn: Stephen Green, Esq., Executive Vice President, Legal (Telephone: (212) 850-8543; Facsimile: 212 850-8540) as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. IHS accepts such appointment and the similar appointments contained in the other Loan Documents and agrees to so act on the behalf of each Loan Party hereunder and under the other Loan Documents until the Full Satisfaction of the Obligations. If for any reason IHS shall cease to be available to act as such, each Loan Party agrees to designate a new designee, appointee and agent in the United States on the terms and for the purposes of this provision satisfactory to the Administrative Agent under this Agreement.
Section 10.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 10.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 10.12.    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Loan Parties and other than as a result of a breach know to such party by such source of any confidentially agreement binding upon the source. For the purposes of this Section, "Information" means all information received from any Loan Party relating to any Loan Party, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the applicable Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 10.13.    Maximum Interest Rate.
(a)    Limitation to Maximum Rate; Recapture. No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate (the "Contract Rate") for any obligation under the Loan Documents shall exceed the Maximum Rate, thereby causing the interest accruing on such obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such obligation shall not reduce the rate of interest on such obligation below the Maximum Rate until the aggregate amount of interest accrued on such obligation equals the aggregate amount of interest which would have accrued on such obligation if the Contract Rate for such obligation had at all times been in effect. As used herein, the term "Maximum Rate" means, at any time with respect to any Lender, the maximum rate of nonusurious interest under applicable law that such Lender may charge the Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate

CREDIT AGREEMENT, Page 73

resulting from a change in the Maximum Rate shall take effect without notice to Borrower Representative at the time of such change in the Maximum Rate.
(b)    Cure Provisions. No provision of any Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors, or assigns of the Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the obligations outstanding hereunder, and, if the principal of the obligations outstanding hereunder has been paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrower and each Lender shall, to the extent permitted by applicable law, (a) characterize any non‑principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the obligations outstanding hereunder so that interest for the entire term does not exceed the Maximum Rate.
Section 10.14.    No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Administrative Agent or any Lender shall have the right to act exclusively in the interest of the Administrative Agent and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, any other Loan Party, any of their respective Equity Interest holders or any other Person.
Section 10.15.    No Fiduciary Relationship. Each of IHS and the Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm's length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by

CREDIT AGREEMENT, Page 74

it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.
Section 10.16.    Equitable Relief. Each of IHS and the Borrower recognizes that in the event the Borrower or any other Loan Party fails to pay, perform, observe, or discharge any or all of the obligations under the Loan Documents, any remedy at law may prove to be inadequate relief to the Administrative Agent and the Lenders. Each of IHS and the Borrower therefore agrees that the Administrative Agent and the Lenders, if the Administrative Agent or the Required Lenders so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
Section 10.17.    Construction. Each of IHS and the Borrower, each other Loan Party (by its execution of the Loan Documents to which it is a party), the Administrative Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.
Section 10.18.    Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.
Section 10.19.    USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Party, which information includes the name and address of the Loan Party and other information that will allow such Lender to identify the Loan Party in accordance with the Patriot Act.
Section 10.20.    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CREDIT AGREEMENT, Page 75

IHS INC.
IHS GLOBAL INC.

By:	/s/ Stephen Green
Stephen Green, Executive Vice President, Legal & Secretary

CREDIT AGREEMENT, Page 1

Agents and the Lenders

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

/s/ Gregory T. Martin
By:	Gregory T. Martin
Title	Vice President

BANK OF AMERICA, N.A., as Syndication Agent, and as a Lender

/s/ Patrick N. Martin
By:	Patrick N. Martin
Title	Director

RBS CITIZENS, N.A., as a Lender

/s/ Srbui Seferian
By:	Srbu Seferian
Title	Senior Vice President

WELLS FARGO BANK, N.A., as a Lender

/s/ Susan T. Gallagher
By:	Susan T. Gallagher
Title	Managing Director

BBVA COMPASS, as a Lender

/s/ Joseph W. Nimmons
By:	Joseph W. Nimmons
Title	Vice President

HSBC BANK USA, N.A., as a Lender

/s/ Katherine M. Wolfe
By:	Katherine M. Wolfe
Title	Vice President

CREDIT AGREEMENT, Page 2

ROYAL BANK OF CANADA, as a Lender

/s/ D. W. Scott Johnson
By:	D. W. Scott Johnson
Title	Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION, as a Lender

/s/ Jack Laquatra
By:	Jack Laquatra
Title	Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

/s/ Marty McDonald
By:	Marty McDonald
Title	AVP

TD BANK, N.A., as a Lender

/s/ Craig Welch
By:	Craig Welch
Title	Senior Vice President

GOLDMAN SACHS BANK USA, as a Lender

/s/ Mark Walton
By:	Mark Walton
Title	Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. as a Lender

/s/ Lillian Kim
By:	Lillian Kim
Title	Director

CREDIT AGREEMENT, Page 3

HUA NAN COMMERCIAL, LTD., New York Agency, as a Lender

/s/ Sam Hsia
By:	Sam Hsia
Title	Assistant Vice President

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

/s/ David W. Kee
By:	David W. Kee
Title	Managing Director

COMMERCIAL BANK, as a Lender

/s/ Patricia Arshad
By:	Patricia Arshad
Title	Vice President

CREDIT AGREEMENT, Page 4

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:
Schedule 1.01	–	Guarantors
Schedule 2.01	–	Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 3.12	–	Material Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Investments
Schedule 6.09	–	Existing Restrictions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Guaranty Agreement
Exhibit D	–	Form of Borrowing Request
Exhibit E	–	Form of Interest Election Request

LIST OF SCHEDULES AND EXHIBITS, Solo Page

SCHEDULE 1.01
TO
IHS INC.
CREDIT AGREEMENT
GUARANTORS
Guarantors
IHS Inc.
IHS Holding Inc.
IHS CERA LLC
R. L. Polk & Co.
CARFAX, Inc.

SCHEDULE 1.01

SCHEDULE 2.01
TO
IHS INC.
CREDIT AGREEMENT
COMMITMENTS

Lender	Loan	Applicable Percentage
JPMorgan Bank, N.A.
Bank of America, N.A

TOTAL		100.00%

SCHEDULE 2.01, Page 1

SCHEDULE 2.01, Page 2

SCHEDULE 3.06
TO
IHS INC.
CREDIT AGREEMENT
DISCLOSED MATTERS
None

SCHEDULE 3.06, Solo Page

SCHEDULE 3.12
TO
IHS INC.
CREDIT AGREEMENT
MATERIAL SUBSIDIARIES

Name	Jurisdiction of Organization	Percentage Ownership
IHS Holding Inc. (f/k/a Information Handling Service Group Inc.)	Delaware	100%
IHS Global Inc.	Delaware	100%
IHS Global S.A.	Switzerland	100%
IHS Global Canada Ltd	Alberta	100%
IHS Group Holdings Limited	England and Wales	100%
IHS Global Limited	England and Wales	100%
R. L. Polk & Co. Inc.	Delaware	100%
CARFAX, Inc.	Pennsylvania	100%

SCHEDULE 3.12, Solo Page

SCHEDULE 6.01
TO
IHS INC.
CREDIT AGREEMENT
EXISTING INDEBTEDNESS

[None]

SCHEDULE 6.01, Solo Page

SCHEDULE 6.02
TO
IHS INC.
CREDIT AGREEMENT
EXISTING LIENS
None

SCHEDULE 6.02, Solo Page

SCHEDULE 6.04
TO
IHS INC.
CREDIT AGREEMENT
INVESTMENTS
[None]

SCHEDULE 6.04, Solo Page

SCHEDULE 6.09
TO
IHS INC.
CREDIT AGREEMENT
EXISTING RESTRICTIONS
None

SCHEDULE 6.09, Solo Page

EXHIBIT A
TO
IHS INC.
CREDIT AGREEMENT
FORM OF ASSIGNMENT AND ASSUMPTION

EXHIBIT A, Cover Page

ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower: IHS Global Inc. (the "Borrower")

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:    Credit Agreement dated as of July 15, 2013 among IHS Inc., IHS Global Inc., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

__________________
1 Select as applicable

ASSIGNMENT AND ASSUMPTION, Page 1

6.    Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 201__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
[The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

______________________________
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ASSIGNMENT AND ASSUMPTION, Page 2

[Consented to and][3] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][4]

IHS INC.

By:
Title:

____________________________
3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ASSIGNMENT AND ASSUMPTION, Page 3

ANNEX 1
IHS Inc.
Credit Agreement

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document; (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of IHS Inc., any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by IHS Inc., any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 3.04 or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic communications shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, other than those conflict of law provisions. that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law

___________________________
5 The concept of "Foreign Lender" should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

STANDARD TERMS AND CONDITIONS TO THE ASSIGNMENT AND ASSUMPTION, Solo Page

EXHIBIT B
TO
IHS INC.
CREDIT AGREEMENT
COMPLIANCE CERTIFICATE

EXHIBIT B, Cover Page

COMPLIANCE CERTIFICATE
for the
quarter ended __________ __, 201___
To:    JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
[10 South Dearborn Street, 19th Floor
Chicago, IL 60603
Attention: Leonida Mischke
Telephone: 312-385-7055
Telecopy: 888-266-8058]

and each Lender

Ladies and Gentlemen:
This Compliance Certificate (the "Certificate") is being delivered pursuant to Section 5.01(c) of that certain Credit Agreement (as amended, the "Agreement") dated as of [ ], 2013, among IHS Inc. (“IHS”), IHS Global Inc. (the “Borrower”), JPMorgan Chase Bank, N.A. as agent, and the Lenders named therein. All capitalized terms, unless otherwise defined herein, shall have the same meanings as in the Agreement. All the calculations set forth below shall be made pursuant to the terms of the Agreement.
The undersigned, an authorized financial officer of IHS in his capacity as such financial officer and not in his individual capacity, does hereby certify to the Administrative Agent and the Banks that:

1. DEFAULT

No Default has occurred or, if a Default has occurred, I have described on the attached Exhibit "A" the nature thereof and the steps taken or proposed to remedy such Default.

Compliance
2. SECTION 5.01 - Financial Statements and Records

(a) Annual audited financial statements of IHS on a consolidated basis within 90 days after the end of each fiscal year end (together with Compliance Certificate).	Yes	No	N/A

(b) Quarterly unaudited financial statements of IHS on a consolidated basis within 45 days after the end of each of the first three fiscal quarters of each fiscal year (together with Compliance Certificate).
	Yes	No	N/A

3. SECTION 5.09 - Additional Subsidiaries

(a) Are there any Domestic Subsidiaries which are both:	Yes	No

(i) not a party to the Guaranty Agreement; and

(ii) a Material Subsidiary;

COMPLIANCE CERTIFICATE, Page 1

(b) Are there Domestic Subsidiaries which are borrowers or guarantors under the 2011 Credit Agreement or 2012 Credit Agreement and not a party to the Guaranty Agreement?

If 3(a) or if 3(b) is yes, joinder of additional Domestic Subsidiaries required?		Yes	No

4. SECTION 6.01 - Debt

No additional Indebtedness except, among other permitted:

(a) Unsecured Subsidiary Indebtedness owed to third parties not to exceed:	$75,000,000	Yes	No
Actual outstanding:	$_______	Yes	No

5. SECTION 6.02 - Liens

(a) Other Liens securing Indebtedness or other Obligations not exceeding	$25,000,000

(d) Actual outstanding amount of Indebtedness or other obligation secured by other Liens:	$_______	Yes	No

6. SECTION 6.04 - Investments

(a) Loans and advances to officers, directors and employees not to exceed:	1,000,00

(b) Actual	$_______	Yes	No

7. SECTION 6.05 - Asset Dispositions

(a) Asset dispositions where Net Proceeds not reinvested not to exceed $25,000,000

(b) Actual market or book value, whichever is greater, of assets disposed of for which the Net Proceeds have not be reinvested.	$________	Yes	No

8. SECTION 7.01 - Interest Coverage Ratio

(a) Consolidated EBITDA (from Schedule 1)	$________

COMPLIANCE CERTIFICATE, Page 2

(b) Consolidated Interest Expense	$________

(c) Line 8(a) ÷ Line 8(b)	___ to 1.00

(d) Minimum Interest Coverage Ratio permitted by the Agreement	3.00 to 1.00	Yes	No

9. SECTION 7.02 - Leverage Ratio[6]

(a) Consolidated Funded Indebtedness	$________

(b) Consolidated EBITDA (for Schedule 1)	$________

(c) Actual Leverage Ratio: 9 (a) ÷ 9 (b)=	___ to 1.00

(d) Maximum Leverage Ratio	__ to 1.00	Yes	No

10. Determination of Applicable Rate

(a) Leverage Ratio (from 9(c))	___ to 1.00

(b) Adjustment to margin and fees required (see pricing grid on Schedule 2)		Yes	No

(c) If adjustment required, set forth below new margins

(i) ABR Spread	_______%
(ii) Eurodollar Spread	_______%

11. ATTACHED SCHEDULES

Attached hereto as schedules are the calculations supporting the computation set forth above in this Certificate. All information contained herein and on the attached schedules is true and correct.

12. FINANCIAL STATEMENTS

The financial statements attached hereto were prepared in accordance with GAAP and fairly present in all material respects (subject to year end audit adjustments and absence of footnotes) the financial conditions and the results of the operations of the Persons reflected thereon, at the date and for the periods indicated therein.

13. CONFLICT

In the event of conflict between this Certificate and the Agreement, the Agreement shall control.
_________________________________
6  If IHS has notified the Administrative Agent in writing that an Acquisition Threshold has been achieved and has elected a Trigger Quarter, then the Maximum Leverage Ratio shall be increased to 3.50 to 1.00 during the related Elevated Leverage Period.

COMPLIANCE CERTIFICATE, Page 3

IN WITNESS WHEREOF, the undersigned has executed this Certificate effective as of the date first written above.

IHS INC.

By:
Name:
Title:

COMPLIANCE CERTIFICATE, Page 4

SCHEDULE 1
TO
COMPLIANCE CERTIFICATE

(1) Consolidated EBITDA.[7]

Consolidated Net Earnings:	$___________

(a) Consolidated Interest Expense	$___________
(b) Consolidated Income Tax Expense	$___________
(c) Consolidated Depreciation and Amortization Charges	$___________
(d) non-cash charges or expenses in connection with options, restricted stock, restricted stock units or other equity level awards under any IHS incentive plan	$___________

(e) cash non-recurring acquisition or restructuring charges or expenses related to employee severance or facilities consolidation and acquisition related transactions expenses provided that for any period of calculation, the aggregate amount added back under this clause (e) shall not comprise more than 10% of the Consolidated EBITDA for such period,
$___________
(f) non-cash losses or charges (including charges incurred pursuant to the refinancing of the credit facility in effect prior to the Agreement) that are unusual or non-recurring,	$___________
(g) extraordinary or unusual one time gains	($___________)

(h) Total: Line 1 plus lines (a) through (f) minus line (g)		$___________

(2) Adjustments for Leverage Ratio Calculation.
EBITDA from prior Targets for periods prior to acquisitions	$___________
Consolidated EBITDA for Leverage Ratio calculation		$___________

_____________________________
7 Calculations of Consolidated EBITDA will be calculated to give effect to the agreed upon Consolidated EBITDA amounts described in the last paragraph of the definition of “Consolidated EBITDA”.

SCHEDULE 1 to Compliance Certificate, Solo Page

SCHEDULE 1 to Compliance Certificate, Solo Page

SCHEDULE 2
TO
COMPLIANCE CERTIFICATE

Leverage Ratio	Eurodollar Spread	ABR Spread
Category 1 ≥ 3.00 to 1.00	2.25%	1.25%
Category 2 < 3.00 to 1.00 and ≥ 2.50 to 1.00	1.75%	0.75%
Category 3 < 2.50 to 1.00 and ≥ 2.00 to 1.00	1.50%	0.50%
Category 4 < 2.00 to 1.00 and ≥ 1.50 to 1.00	1.25%	0.25%
Category 5 < 1.50 to 1.00 and ≥ 1.00 to 1.00	1.125%	0.125%
Category 6 < 1.00 to 1.00	1.00%	0.00%

SCHEDULE 2 to Compliance Certificate, Page 1

EXHIBIT C
TO
IHS INC.
CREDIT AGREEMENT
GUARANTY AGREEMENT

EXHIBIT C, Cover Page

GUARANTY AGREEMENT

WHEREAS, IHS Inc. ("IHS") has entered into that certain Credit Agreement dated as of July 15, 2013 among IHS, IHS Global Inc., the lenders and agents party thereto (the "Lenders") and JPMORGAN CHASE BANK, N.A., as the administrative agent for the lenders (the "Administrative Agent") (such Credit Agreement, as it may hereafter be amended or otherwise modified from time to time, being hereinafter referred to as the "Credit Agreement", and capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Credit Agreement);
WHEREAS, the execution of this Guaranty Agreement is a condition to the Administrative Agent's and each Lender's obligations under the Credit Agreement;
NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, IHS and each of the undersigned Subsidiaries and any Subsidiary hereafter added as a "Guarantor" hereto pursuant to a Subsidiary Joinder Agreement in the form attached hereto as Exhibit A (individually a "Guarantor" and collectively the "Guarantors"), hereby irrevocably and unconditionally guarantees to the Credit Parties the full and prompt payment and performance of the Guaranteed Indebtedness (hereinafter defined), this Guaranty Agreement being upon the following terms:
1.    Guaranteed Indebtedness. The term "Guaranteed Indebtedness", as used herein, means all of the Obligations (excluding with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor), as defined in the Credit Agreement, including any and all post‑petition interest and expenses (including attorneys' fees) whether or not allowed under any bankruptcy, insolvency, or other similar law; provided that the Guaranteed Indebtedness shall be limited, with respect to each Guarantor, to an aggregate amount equal to the largest amount that would not render such Guarantor's obligations hereunder subject to avoidance under Section 544 or 548 of the United States Bankruptcy Code or under any applicable state law relating to fraudulent transfers or conveyances; provided further that for purposes of determining any Guarantor’s guarantee of the Guaranteed Indebtedness under this Guaranty Agreement, the definition of "Obligations" shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor.
2.    Contribution Agreement. The Guarantors together desire to allocate among themselves (collectively, the "Contributing Guarantors"), in a fair and equitable manner, their obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor) arising under this Guaranty Agreement and the other Loan Documents. Accordingly, in the event any payment or distribution is made by a Guarantor under this Guaranty Agreement or under the other Loan Documents (other than, with respect to such Guarantor, any payment or distribution made under any Excluded Swap Obligations of such Guarantor) (a "Funding Guarantor") that exceeds its Fair Share (as defined below), that Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor's Fair Share Shortfall (as defined below), with the result that all such contributions will cause each Contributing Guarantor's Aggregate Payments (as defined below) to equal its Fair Share. "Fair Share" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the ratio of (x) the Adjusted Maximum Amount (as defined below) with respect to such Contributing Guarantor to (y) the aggregate of the Adjusted Maximum Amounts with respect to all Contributing Guarantors, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under the Loan Documents in respect of the obligations guarantied (other than, with respect to such Guarantor, any Excluded Swap Obligations of such Guarantor). "Fair Share Shortfall" means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor.

GUARANTY AGREEMENT, Page 1

"Adjusted Maximum Amount" means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty Agreement determined in accordance with the provisions hereof; provided that, solely for purposes of calculating the "Adjusted Maximum Amount" with respect to any Contributing Guarantor for purposes of this paragraph 2, the assets or liabilities arising by virtue of any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. "Aggregate Payments" means, with respect to a Contributing Guarantor as of any date of determination, the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty Agreement (including, without limitation, in respect of this paragraph 2) and the other Loan Documents. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this paragraph 2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.
3.    Absolute and Irrevocable Guaranty. This instrument shall be an absolute, continuing, irrevocable and unconditional guaranty of payment and performance, and not a guaranty of collection, and each Guarantor shall remain liable on its obligations hereunder until the Obligations are Fully Satisfied. No set‑off, counterclaim, recoupment, reduction, or diminution of any obligation, or any defense of any kind or nature which the Borrower may have against any Credit Party or any other Person, or which any Guarantor may have against the Borrower, any Credit Party or any other Person, shall be available to, or shall be asserted by, any Guarantor against any Credit Party or any subsequent holder of the Guaranteed Indebtedness or any part thereof or against payment of the Guaranteed Indebtedness or any part thereof other than Full Satisfaction of the Obligations. If the payment of any amount of principal of, interest with respect to or any other amount constituting the Guaranteed Indebtedness, or any portion thereof, is rescinded, voided or must otherwise be refunded by the Administrative Agent or any Credit Party for any reason, then the Guaranteed Indebtedness and all terms and provisions of this Guaranty Agreement will be automatically reinstated and become automatically effective and in full force and effect, all to the extent that and as though such payment so rescinded, voided or otherwise refunded had never been made.

4.    Rights Cumulative. If a Guarantor becomes liable for any indebtedness owing by the Borrower to any Credit Party by endorsement or otherwise, other than under this Guaranty Agreement, such liability shall not be in any manner impaired or affected hereby, and the rights of the Credit Parties hereunder shall be cumulative of any and all other rights that any Credit Party may ever have against such Guarantor. The exercise by any Credit Party of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.
5.    Agreement to Pay Guaranteed Indebtedness. In the event of default by the Borrower in payment or performance of the Guaranteed Indebtedness, or any part thereof, when such Guaranteed Indebtedness becomes due, whether by its terms, by acceleration, or otherwise, the Guarantors shall, jointly and severally, promptly pay the amount due thereon to Administrative Agent, without notice or demand, in the lawful currency in which such amount is due, and it shall not be necessary for Administrative Agent or any other Credit Party, in order to enforce such payment by any Guarantor, first to institute suit or exhaust its remedies against the Borrower or others liable on such Guaranteed Indebtedness, or to enforce any rights against any collateral which shall ever have been given to secure such Guaranteed Indebtedness. In the event such payment is made by a Guarantor, then such Guarantor shall be subrogated to the rights then held by Administrative Agent and any other Credit Party with respect to the Guaranteed Indebtedness to the extent to which the Guaranteed Indebtedness was discharged by such Guarantor. Notwithstanding the foregoing, upon payment by such Guarantor of any sums to Administrative Agent or any other Credit Party hereunder, all rights of such Guarantor against the Borrower, any other guarantor or any collateral arising as a result

GUARANTY AGREEMENT, Page 2

therefrom by way of right of subrogation, reimbursement, contribution or otherwise shall in all respects be subordinate and junior in right of payment to the prior Full Satisfaction of the Obligations. All payments received by the Administrative Agent hereunder shall be applied by the Administrative Agent to payment of the Guaranteed Indebtedness in the order provided for in Section 2.18(f) of the Credit Agreement.
6.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under the Guaranteed Indebtedness is stayed upon the insolvency, bankruptcy, or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Guaranteed Indebtedness shall nonetheless be payable by the Guarantors hereunder forthwith on demand by Administrative Agent or any other Credit Party.
7.    Obligations Not Impaired. Each Guarantor hereby agrees that its obligations under the Loan Documents shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including, without limitation, one or more of the following events, whether or not with notice to or the consent of any Guarantor: (a) the taking or accepting of collateral as security for any or all of the Guaranteed Indebtedness or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Guaranteed Indebtedness; (b) any partial release of the liability of any Guarantor hereunder, or the full or partial release of any other guarantor from liability for any or all of the Guaranteed Indebtedness; (c) any disability of the Borrower, any Guarantor or any other Person, or the dissolution, insolvency, or bankruptcy of the Borrower, any Guarantor, or any other Person at any time liable for the payment of any or all of the Guaranteed Indebtedness; (d) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Guaranteed Indebtedness or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (e) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by Administrative Agent or any other Credit Party to the Borrower, any Guarantor, or any other Person ever liable for any or all of the Guaranteed Indebtedness; (f) any neglect, delay, omission, failure, or refusal of Administrative Agent or any other Credit Party to take or prosecute any action for the collection of any of the Guaranteed Indebtedness or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (g) the unenforceability or invalidity of any or all of the Guaranteed Indebtedness or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (h) any payment by the Borrower or any other Person to Administrative Agent or any other Credit Party is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason Administrative Agent or any other Credit Party is required to refund any payment or pay the amount thereof to someone else; (i) the settlement or compromise of any of the Guaranteed Indebtedness; (j) the non‑perfection of any security interest or lien securing any or all of the Guaranteed Indebtedness; (k) any impairment of any collateral securing any or all of the Guaranteed Indebtedness; (l) the failure of Administrative Agent or any other Credit Party to sell any collateral securing any or all of the Guaranteed Indebtedness in a commercially reasonable manner or as otherwise required by law; (m) any change in the corporate or other existence, structure, or ownership of the Borrower or any Guarantor; or (n) any other circumstance which might otherwise constitute a defense available to, or discharge of, the Borrower or any other Guarantor (other than the Full Satisfaction of the Obligations).
8.    Representations and Warranties. Each Guarantor represents and warrants to Administrative Agent and the Lenders as follows:
(a)    Credit Agreement Representations. All representations and warranties in the Credit Agreement relating to it are true and correct as of the date hereof and on each date the representations and warranties hereunder are restated pursuant to any of the Loan Documents with the same force and effect as

GUARANTY AGREEMENT, Page 3

if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date.
(b)    Independent Analysis. It has, independently and without reliance upon Administrative Agent or any Lender and based upon such documents and information as it has deemed appropriate, made its own analysis and decision to enter into the Loan Documents to which it is a party.
(c)    Borrower Information. It has adequate means to obtain from the Borrower Representative on a continuing basis information concerning the financial condition and assets of the Borrower and it is not relying upon Administrative Agent or any Lender to provide (and neither the Administrative Agent nor any Lender shall have any duty to provide) any such information to it either now or in the future.
(d)    Benefit of Guaranty. The value of the consideration received and to be received by each Guarantor as a result of the Borrower’s and the Lenders' entering into the Credit Agreement and each Guarantor's executing and delivering this Guaranty Agreement is reasonably worth at least as much as the liability and obligation of each Guarantor hereunder, and such liability and obligation and the Credit Agreement have benefited and may reasonably be expected to benefit each Guarantor directly or indirectly.
9.    Covenants of Guarantor. Each Guarantor covenants and agrees that until the Loan Obligations have been Fully Satisfied, it will comply with all covenants set forth in the Credit Agreement specifically applicable to it.
10.    Right of Set Off. When an Event of Default exists and subject to the terms of Section 2.18 of the Credit Agreement, Administrative Agent and each other Credit Party shall have the right to set-off and apply against this Guaranty Agreement (and the obligations of the Guarantors hereunder) or the Guaranteed Indebtedness or both, at any time and without notice to any Guarantor, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Administrative Agent and each other Credit Party to any Guarantor whether or not the Guaranteed Indebtedness is then due and irrespective of whether or not Administrative Agent or any other Credit Party shall have made any demand under this Guaranty Agreement.  Each Credit Party agrees promptly to notify the Borrower Representative (with a copy to the Administrative Agent) after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights and remedies of Administrative Agent and other Credit Parties hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Administrative Agent or any other Credit Party may have. Notwithstanding the foregoing, no amount received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.
11.    Intercompany Subordination.
(a)    Debt Subordination. Each Guarantor hereby agrees that the Subordinated Indebtedness (as defined below) shall be subordinate and junior in right of payment to the Full Satisfaction of the Obligations. The Subordinated Indebtedness shall not be payable, and no payment of principal, interest or other amounts on account thereof, and no property or guarantee of any nature to secure or pay the Subordinated Indebtedness shall be made or given, directly or indirectly by or on behalf of any Debtor (hereafter defined) or received, accepted, retained or applied by any Guarantor unless and until the Obligations shall have been Fully Satisfied; except that prior to the occurrence and continuance of an Event of Default, each Debtor shall have the right to make payments and a Guarantor shall have the right to receive payments on the Subordinated Indebtedness from time to time in the ordinary course of business. When an Event of Default exists, no payments may be made or given on the Subordinated Indebtedness, directly or indirectly, by or on behalf of any Debtor or received, accepted, retained or applied by any Guarantor unless and until

GUARANTY AGREEMENT, Page 4

the Obligations shall have been Fully Satisfied. If any sums shall be paid to a Guarantor by any Debtor or any other Person on account of the Subordinated Indebtedness when such payment is not permitted hereunder, such sums shall be held in trust by such Guarantor for the benefit of Administrative Agent and the other Credit Parties and shall forthwith be paid to Administrative Agent and applied by Administrative Agent against the Guaranteed Indebtedness in accordance with this Guaranty Agreement. For purposes of this Guaranty Agreement and with respect to a Guarantor, the term "Subordinated Indebtedness" means all indebtedness, liabilities, and obligations of the Borrower or any Guarantor (the Borrower and such other Guarantor herein the "Debtors") to such Guarantor, whether such indebtedness, liabilities, and obligations now exist or are hereafter incurred or arise, or are direct, indirect, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such indebtedness, liabilities, or obligations are evidenced by a note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such indebtedness, obligations, or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by such Guarantor.
(b)    Lien Subordination. Each Guarantor agrees that any and all Liens (including any judgment liens) upon any Debtor's assets securing payment of any Subordinated Indebtedness shall be and remain inferior and subordinate to any and all Liens upon any Debtor's assets securing payment of the Guaranteed Indebtedness or any part thereof and guarantees in respect thereof, regardless of whether such Liens in favor of a Guarantor, Administrative Agent or any other Credit Party presently exist or are hereafter created or attached. Without the prior written consent of Administrative Agent, no Guarantor shall (i) file suit against any Debtor or exercise or enforce any other creditor's right it may have against any Debtor, or (ii) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor's relief or insolvency proceeding) to enforce any obligations of any Debtor to such Guarantor or any Liens held by such Guarantor on assets of any Debtor.
(c)    Insolvency Proceeding. In the event of any receivership, bankruptcy, reorganization, rearrangement, debtor's relief, or other insolvency proceeding involving any Debtor as debtor, Administrative Agent shall have the right to prove and vote any claim under the Subordinated Indebtedness and to receive directly from the receiver, trustee or other court custodian all dividends, distributions, and payments made in respect of the Subordinated Indebtedness until the Obligations have been Fully Satisfied. The Administrative Agent may apply any such dividends, distributions, and payments against the Guaranteed Indebtedness in accordance with the Credit Agreement.
12.    Amendment and Waiver. Except for modifications made pursuant to the execution and delivery of a Subsidiary Joinder Agreement (which needs to be signed only by the Subsidiary party thereto) and the release of any Guarantor from its obligations hereunder (which shall require the consent of all Lenders except as otherwise provided in Section 9.10 of the Credit Agreement), no amendment or waiver of any provision of this Guaranty Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the parties required by Section 10.02(b) of the Credit Agreement. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
13.    Tolling of Statutes of Limitation. To the extent permitted by law, any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by the Borrower or others (including any Guarantor), with respect to any of the Guaranteed Indebtedness shall, if the statute of limitations in favor of a Guarantor against Administrative Agent or any other Credit Party shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

GUARANTY AGREEMENT, Page 5

14.    Successor and Assigns. This Guaranty Agreement is for the benefit of the Credit Parties, their Affiliates and the Indemnitees and their successors and assigns, and in the event of an assignment of the Guaranteed Indebtedness, or any part thereof, the rights and benefits hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty Agreement is binding not only on each Guarantor, but on each Guarantor's successors and assigns. No Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without prior written consent of each Lender except as otherwise permitted by the Credit Agreement and any attempted assignment or transfer without such consent shall be null and void.
15.    Reliance and Inducement. Each Guarantor recognizes that Administrative Agent and the Lenders are relying upon this Guaranty Agreement and the undertakings of each Guarantor hereunder and under the other Loan Documents to which each is a party in making extensions of credit to the Borrower under the Credit Agreement and further recognizes that the execution and delivery of this Guaranty Agreement and the other Loan Documents to which each Guarantor is a party is a material inducement to Administrative Agent and the Lenders in entering into the Credit Agreement and continuing to extend credit thereunder. Each Guarantor hereby acknowledges that there are no conditions to the full effectiveness of this Guaranty Agreement or any other Loan Document to which it is a party.
16.    Notice. Any notice or demand to any Guarantor under or in connection with this Guaranty Agreement or any other Loan Document to which it is a party shall be deemed effective if given to the Guarantor, care of the Borrower Representative in accordance with the notice provisions in the Credit Agreement.
17.    Expenses. The Guarantors shall, jointly and severally, pay on demand all reasonable attorneys' fees and all other reasonable costs and expenses incurred by Administrative Agent and the other Credit Parties in connection with the administration, enforcement, or collection of this Guaranty Agreement.
18.    Waiver of Promptness, Diligence, etc. Except as otherwise specifically provided in the Credit Agreement, each Guarantor hereby waives promptness, diligence, notice of any default under the Guaranteed Indebtedness, demand of payment, notice of acceptance of this Guaranty Agreement, presentment, notice of protest, notice of dishonor, notice of the incurring by the Borrower of additional indebtedness, and all other notices and demands with respect to the Guaranteed Indebtedness and this Guaranty Agreement.
19.    Incorporation of Credit Agreement. The Credit Agreement, and all of the terms thereof applicable to each Guarantor, are incorporated herein by reference, the same as if stated verbatim herein, and each Guarantor agrees that Administrative Agent and the Lenders may exercise any and all rights granted to any of them under the Credit Agreement and the other Loan Documents without affecting the validity or enforceability of this Guaranty Agreement.
20.    Entire Agreement. This Guaranty Agreement embodies the final, entire agreement of each Guarantor, agent and the other Credit Parties with respect to each Guarantor's guaranty of the Guaranteed Indebtedness and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof. This Guaranty Agreement is intended by each Guarantor, Administrative Agent and the other Credit Parties as a final and complete expression of the terms of the Guaranty Agreement, and no course of dealing among any Guarantor, the Administrative Agent and any other Credit Parties, no course of performance, no trade practices, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Guaranty Agreement.

GUARANTY AGREEMENT, Page 6

21.    No Waiver. No failure or delay by the Administrative Agent or any other Credit Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
22.    Damage Limitation. To the extent permitted by applicable law, each Guarantor agrees that it will not assert, and each Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
23.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Guaranty Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Obligations have been Fully Satisfied.
24.    Counterparts. This Guaranty Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Guaranty Agreement.
25.    Severability. Any provision of this Guaranty Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
26.    Governing Law. This Guaranty Agreement shall be governed by and construed in accordance with the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.
27.    Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR

GUARANTY AGREEMENT, Page 7

PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
28.    Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Agreement or any other Loan Document in any court referred to paragraph 27. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
29.    Service of Process. Each party to this Guaranty Agreement irrevocably consents to service of process in the manner provided for notices in paragraph 16. Nothing in this Guaranty Agreement or any other Loan Document will affect the right of any party to this Guaranty Agreement to serve process in any other manner permitted by law. Each Guarantor hereby irrevocably designates, appoints and empowers IHS with offices at Two Grand Central Tower, 140 East 45th Street, 40th Floor, New York, NY 10017, Attn: Stephen Green, Esq., Executive Vice President, Legal (Telephone: (212) 850-8543; Facsimile: 212 850-8540) as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. IHS accepts such appointment and agrees to so act on the behalf of each Guarantor hereunder until the Full Satisfaction of the Obligations. If for any reason IHS shall cease to be available to act as such, each Guarantor agrees to designate a new designee, appointee and agent in the United States on the terms and for the purposes of this provision satisfactory to the Administrative Agent under this Agreement.
30.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.
31.    Headings. All paragraph headings used herein are for convenience of reference only, are not part of this Guaranty Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Guaranty Agreement.
32.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty Agreement in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 32 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 32, or otherwise under this Guaranty Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 32 shall remain in full force and effect until the payment in full and discharge of the Obligations guaranteed under this Guaranty Agreement. Each Qualified ECP Guarantor intends that this Section 32 constitute, and this Section 32 shall be deemed to constitute, a

GUARANTY AGREEMENT, Page 8

“keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

EXECUTED as of the date first written above.

GUARANTORS:

IHS Inc.
IHS Holding Inc.
IHS CERA LLC
R. L. Polk & Co.
CARFAX, Inc.

By:
Stephen Green, Executive Vice President, Legal & Secretary of each Guarantor

GUARANTY AGREEMENT, Page 9

EXHIBIT "A"
TO
GUARANTY AGREEMENT
Subsidiary Joinder Agreement

EXHIBIT "A" to GUARANTY AGREEMENT, Cover Page

SUBSIDIARY JOINDER AGREEMENT
This SUBSIDIARY JOINDER AGREEMENT (the "Agreement") dated as of ____________________, ____ is executed by the undersigned (the "Guarantor") for the benefit of JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for the lenders party to the hereafter identified Credit Agreement (in such capacity herein, the "Administrative Agent") and for the benefit of the other Credit Parties in connection with that certain Credit Agreement dated as of [ ], 2013 among IHS Inc., IHS Global Inc., the lenders and agents party thereto and the Administrative Agent (such Credit Agreement, as it may hereafter be amended or otherwise modified from time to time, being hereinafter referred to as the "Credit Agreement", and capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Credit Agreement).
The Guarantor is required to execute this Agreement pursuant to Section 5.09 of the Credit Agreement.
NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:
1.    The Guarantor hereby assumes all the obligations of a "Guarantor" under the Guaranty Agreement and agrees that it is a "Guarantor" and bound as a "Guarantor" under the terms of the Guaranty Agreement as if it had been an original signatory thereto. In accordance with the forgoing and for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor irrevocably and unconditionally guarantees to the Administrative Agent and the other Credit Parties the full and prompt payment and performance of the Guaranteed Indebtedness (as defined in the Guaranty Agreement) upon the terms and conditions set forth in the Guaranty Agreement.
2.    This Agreement shall be deemed to be part of, and a modification to, the Guaranty Agreement and shall be governed by all the terms and provisions of the Guaranty Agreement, which terms are incorporated herein by reference, are ratified and confirmed and shall continue in full force and effect as valid and binding agreements of Guarantor enforceable against Guarantor. The Guarantor hereby waives notice of Administrative Agent's or any other Credit Parties' acceptance of this Agreement.
IN WITNESS WHEREOF, the Guarantor has executed this Agreement as of the day and year first written above.

Guarantor:

By:
Name:
Title:

SUBSIDIARY JOINDER AGREEMENT, Solo Page

EXHIBIT D
TO
IHS INC.
CREDIT AGREEMENT
Borrowing Request

EXHIBIT D, Cover Page

BORROWING REQUEST
___________, __, ____
To:    JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
[10 South Dearborn Street, 19th Floor
Chicago, IL 60603
Attention: Leonida Mischke
Telephone: 312-385-7055
Telecopy: 888-266-8058]

and each Lender

Ladies and Gentlemen:
The undersigned, IHS Inc. (the "Borrower Representative"), refers to the Credit Agreement (as amended, the "Agreement") dated as of [ ], 2013, among IHS Inc., IHS Global Inc. (the "Borrower"), JPMorgan Chase Bank, N.A. as agent, and the agents and Lenders named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Borrower Representative hereby gives the Administrative Agent and the Lenders notice pursuant to Section 2.03 of the Credit Agreement that the Borrower Representative requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the information relating to such Borrowing (the "Requested Borrowing").

(i)	The date of the Requested Borrowing is ______________;

(ii)	The principal amount of the Requested Borrowing is $_______________;

BORROWING REQUEST, Page 1

(vi)	The Type or Types of the Borrowing requested (i.e., ABR Borrowing or Eurodollar Borrowing) and, if applicable the Interest Periods applicable thereto are set forth in the table below:

Amount	Type	Interest Period (if applicable)
1.		_____ Month(s)
2.		_____ Month(s)
3.		_____ Month(s)
4.		_____ Month(s)
5.		_____ Month(s)
6.		_____ Month(s)

(vii)	The proceeds of the Requested Borrowing should be disbursed directly to the entities in the amounts and in accordance with the transfer instructions set forth in the table below:

Amount	Recipient	Instructions
$
$
$
$

By its execution below, the Borrower Representative represents and warrants to the Administrative Agent and the Lenders:
(i)    At the time of and immediately after giving effect to the Requested Borrowing, no Default exists;
(ii)    The representations and warranties of each Loan Party set forth in the Loan Documents are true and correct on and as of the date of the Requested Borrowing with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date; and
The instructions set forth herein are irrevocable, except as otherwise provided by the Credit Agreement. A telecopy or other electronic communication of these instructions shall be deemed valid and may be accepted and relied upon by the Administrative Agent and the Lenders as an original.

IHS INC.

By:
Name:
Title:

BORROWING REQUEST, Page 2

EXHIBIT E
TO
IHS INC.
CREDIT AGREEMENT
Interest Election Request

EXHIBIT E, Cover Page

INTEREST ELECTION REQUEST
___________ ___, ____
To:    JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
[10 South Dearborn Street, 19th Floor
Chicago, IL 60603
Attention: Leonida Mischke
Telephone: 312-385-7055
Telecopy: 888-266-8058]

and each Lender
Ladies and Gentlemen:
The undersigned, IHS Inc. (the "Borrower Representative"), refers to the Credit Agreement (as amended, the "Agreement") dated as of [ ], 2013, among IHS Inc., IHS Global Inc. (the "Borrower"), JPMorgan Chase Bank, N.A. as agent, and the agents and Lenders named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Borrower Representative hereby gives the Administrative Agent and the Lenders notice pursuant to Section 2.07 of the Credit Agreement that the Borrower requests a conversion or continuation (a "Change") of the Borrowing or Borrowings specified on Schedule 1.
By its execution below, the Borrower Representative represents and warrants to the Administrative Agent and the Lenders:
(i)    At the time of and immediately after giving effect to the requested Change, no Default exists; and
(ii)    The representations and warranties of each Loan Party set forth in the Loan Documents are true and correct on and as of the date of the requested Change with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date.
The instructions set forth herein are irrevocable, except as otherwise provided by the Credit Agreement. A telecopy or other electronic communication of these instructions shall be deemed valid and may be accepted and relied upon by the Administrative Agent and the Lenders as an original.

IHS INC.

By:
Name:
Title:

INTEREST ELECTION REQUEST, Solo Page

SCHEDULE 1
TO
INTEREST ELECTION REQUEST

Current Type (ABR or Eurodollar)	Current Principal Amount	Current Interest Period Expiration Date	Continue as (Type)	Convert to (Type)	New Interest Period Length

SCHEDULE 1 TO INTEREST ELECTION REQUEST, Solo Page